Exhibit 10.5

AGREEMENT OF LEASE

111 CHELSEA LLC

LANDLORD

AND

DOUBLECLICK INC.

TENANT

PREMISES:	Portion of the Tenth (10th) Floor
111 Eighth Avenue
New York, New York 10011

DATED:	as of July 1, 2003

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          AGREEMENT OF LEASE, dated as of July 1, 2003, between 111 CHELSEA LLC, a Delaware limited liability company with an address c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011 (“Landlord”), and DOUBLECLICK INC., a Delaware corporation with an address at 450 West 33rd Street, New York, New York 10001 (“Tenant”).

W I T N E S S E T H:

          The parties hereto, for themselves, their legal representatives, successors and assigns, covenant and agree as follows.

     ARTICLE 1. DEFINITIONS; INTERPRETATION

          Section 1.1 For all purposes of this Lease, the following terms shall have the following meanings:

Additional Rent:	Tenant’s Tax Payment, and any and all other sums, other than Fixed Rent, payable by Tenant to Landlord under this Lease.

Affiliate:	With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Alterations:	Alterations, installations, improvements, additions or other physical changes (other than decorations, movable fixtures and equipment), including the Initial Alterations, in and to the Premises and elsewhere in the Building, made by or on behalf of Tenant prior to and during the Term or any renewal or extension thereof.

Base Rate:	The annual rate of interest publicly announced from time to time by Citibank, N.A., New York, New York (or any successor thereto) as its “base rate”, or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its base rate.

Building:	All the buildings, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, renewals, replacements, additions and substitutions thereto, presently known by the address of 111 Eighth Avenue, New York, New York.

Building Systems:	The mechanical, electrical, heating, ventilating, air conditioning, elevator, plumbing, sanitary, fire suppression, life-safety and other service systems of the Building, but not including the portions of such systems installed in the Premises or elsewhere in the Building by or on behalf of Tenant and exclusively serving the Premises.

Business Days:	All days, excluding Saturdays, Sundays, and all days observed by either the State of New York, the United States of America or by the labor unions servicing the Building as legal holidays.

Commencement
Date:	July 1, 2003.

Control:	As to any Entity: (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the Ownership Interests of such entity, and (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Entity, whether through the ownership of Ownership Interests or by contract.

Default Rate:	A rate per annum equal to three (3) percentage points above the Base Rate.

Entity:	A corporation, limited liability company, limited partnership, limited liability partnership, general partnership, business trust, foundation, or any other legal entity in which Ownership Interests may be owned and transferred.

Expiration Date:	June 30, 2018.

Governmental
Authority:	Any of the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now or hereafter existing, having jurisdiction over the Real Property or any portion thereof or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

HVAC:	Heat, ventilation and air-conditioning.

Hazardous
Materials:	Any substances, materials or wastes regulated by any Governmental Authority and deemed or defined as a “hazardous substance”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, “solid waste”, “hazardous waste” or words of similar import under applicable Laws, including oil and petroleum products, natural or synthetic gas, polychlorinated biphenyls, asbestos in any form, urea formaldehyde, radon gas, or the emission of non-ionizing radiation, microwave radiation or electromagnetic fields at levels in excess of those (if any) specified by any Governmental Authority or which may cause a health hazard or danger to property, or the emission of any form of ionizing radiation.

Initial Alterations:	Defined in Section 5.3.

Landlord Party:	Any of Landlord, any Affiliate of Landlord, Landlord’s managing and leasing agents for the Building, each Mortgagee and Superior Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, advisors, agents and representatives.

Landlord’s Work:	Defined in Section 5.2.

Law or Laws:	All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, including the Americans with Disabilities Act (42 U.S.C. §12,101 et seq.), New York City Local Law 58 of 1987, and any law of like import, and all rules, regulations and government orders with respect thereto, and of any applicable fire rating bureau, or other body exercising similar functions, of general applicability or affecting the Real Property or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Building.

Mortgage:	Any mortgage or trust indenture which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee:	Any mortgagee, trustee or other holder of a Mortgage.

Ownership Interests:	As to any Entity, the outstanding voting stock, membership interests, partnership interests or other legal or equitable ownership interests of any kind, however characterized, in such Entity.

Permitted Use:	The use of the Premises by Tenant as (i) administrative and general offices, and (ii) as to not more than 5,000 Rentable Square Feet of the Premises, as a data center for the installation, operation and maintenance of telecommunications switching and transmission equipment and facilities in connection with Tenant’s business (the “Permitted Data Center”), and for no other purposes, except as otherwise expressly provided in this Lease.

Person:	Any Entity, estate, trust, unincorporated association, tenancy-in-common, or any Governmental Authority.

Premises:	A portion of the tenth (10th) floor of the Building, as shown on the floor plan attached to this Lease as Exhibit A.

Premises Area:	The Rentable Square Foot area of the Premises, consisting of a total of 76,000 Rentable Square Feet, as the Premises Area may be increased or decreased from time to time pursuant to this Lease.

Real Property:	The Building, together with the plot of land upon which it stands.

Rent:	Collectively, Fixed Rent and Additional Rent.

Rent
Commencement
Date:	The date that is six (6) months after the Commencement Date.

Rentable Square
Feet:	The deemed rentable area of the Building or any portion thereof, computed on the basis of the current standard employed by Landlord on the date hereof with respect to the calculation of the deemed Rentable Square Foot area of the Building; provided, however, that in no event shall such deemed Rentable Square Footage constitute or imply any representation or warranty by Landlord as to the actual size of any floor or other portion of the Building, including the Premises.

Rules and
Regulations:	The rules and regulations attached to this Lease as Exhibit B, and such additional rules and regulations as Landlord may adopt from time to time.

Security Deposit:	Defined in Section 32.1.

Substantial
Completion:	As to any construction performed by any party in the Premises, including the Initial Alterations, any other Alterations, or Landlord’s Work, that such work has been completed substantially in accordance with (i) the provisions of this Lease applicable thereto, (ii) the plans and specifications for such work, and (iii) all applicable Laws, except for minor details of construction, decoration and mechanical adjustments, if any, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or performance of the Initial Alterations, or which, in accordance with good construction practice, should be completed after the completion of other work to be performed in the Premises.

Superior Lease:	Any ground or underlying lease of the Real Property or any part thereof, now existing or in the future entered into by Landlord, and all renewals, extensions, supplements, amendments and modifications thereof.

Superior Lessor:	A lessor under a Superior Lease.

Tenant Party:	Any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises (except for any subtenant or occupant of the Leaseback Space pursuant to Section 14.4), and their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, invitees, servants, agents or representatives.

Tenant’s Property:	Tenant’s movable fixtures and movable partitions, telephone and other communications equipment, computer systems, furniture, trade fixtures,

furnishings, and other items of personal property which are removable without material damage to the Premises or Building.

Term:	The term of this Lease, which shall commence on the Commencement Date and shall expire on the Expiration Date.

Unavoidable Delays:	Defined in Article 24.

          Section 1.2 All of the Exhibits attached to this Lease are incorporated in and made a part of this Lease, but in the event of any conflict or inconsistency between the provisions of this Lease and the Exhibits, the provisions of this Lease shall control. As used in this Lease: (a) the word “or” is not exclusive and the word “including” is not limiting, (b) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation, (c) whenever the words “include”, “includes”, or “including” appear, they shall be deemed to be followed by the words “without limitation”, (d) personal pronouns shall be deemed to include the other genders and the singular to include the plural, (e) all references to notices to be given by or to a party shall, unless otherwise expressly stated, be deemed to refer to written notices, (f) all Article, Section and Exhibit references shall, unless otherwise expressly stated, be deemed references to the Articles, Sections and Exhibits of this Lease, (g) if a party has agreed in this Lease that it will not unreasonably withhold its consent or approval, such consent or approval shall not be unreasonably conditioned or delayed, and (h) whenever a financial obligation is stated to be at a party’s expense, such obligation shall be at such party’s sole cost and expense, unless expressly stated to the contrary. Wherever a period of time is stated in this Lease as commencing or ending on specified dates, such period of time shall be deemed (i) inclusive of such stated commencement and ending dates, and (ii) to commence at 12:00 a.m. Eastern Time on such stated commencement date and to end at 11:59 p.m. Eastern Time on such stated ending date. The captions used in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.

     ARTICLE 2. DEMISE, PREMISES, TERM, RENT

          Section 2.1 (a) Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, at an annual rent (“Fixed Rent”) as follows:

(i) One Million Sixty-Four Thousand and 00/100 Dollars ($1,064,000.00) per annum ($88,666.67 per month) for the period commencing on the Rent Commencement Date and ending on December 31, 2004;

(ii) One Million One Hundred Six Thousand Five Hundred Sixty and 00/100 Dollars ($1,106,560.00) per annum ($92,213.33 per month) for the period commencing on January 1, 2005 and ending on December 31, 2005;

(iii) Two Million Two Hundred Thirteen Thousand Nine Hundred Seventy-One and 20/100 Dollars ($2,213,971.20) per annum ($184,497.60 per month) for the period commencing January 1, 2006 and ending on December 31, 2006;

(iv) Two Million Two Hundred Fifty-Eight Thousand Two Hundred Fifty and 62/100 Dollars ($2,258,250.62) per annum ($188,187.55 per month) for the period commencing on January 1, 2007 and ending on December 31, 2007;

(v) Two Million Three Hundred Three Thousand Four Hundred Fifteen and 64/100 Dollars ($2,303,415.64) per annum ($191,951.30 per month) for the period commencing on January 1, 2008 and ending on December 31, 2008;

(vi) Two Million Five Hundred Seventy-Seven Thousand Four Hundred Eighty-Three and 95/100 Dollars ($2,577,483.95) per annum ($214,790.33 per month) for the period commencing on January 1, 2009 and ending on December 31, 2009;

(vii) Two Million Six Hundred Twenty-Nine Thousand Thirty-Three and 63/100 Dollars ($2,629,033.63) per annum ($219,086.14 per month) for the period commencing on January 1, 2010 and ending on December 31, 2010;

(viii) Two Million Six Hundred Eighty-One Thousand Six Hundred Fourteen and 30/100 Dollars ($2,681,614.30) per annum ($223,467.86 per month) for the period commencing on January 1, 2011 and ending on December 31, 2011;

(ix) Two Million Seven Hundred Thirty-Five Thousand Two Hundred Forty-Six and 59/100 Dollars ($2,735,246.59) per annum ($227,937.22 per month) for the period commencing on January 1, 2012 and ending on December 31, 2012;

(x) Two Million Seven Hundred Eighty-Nine Thousand Nine Hundred Fifty-One and 52/100 Dollars ($2,789,951.52) per annum ($232,495.96 per month) for the period commencing on January 1, 2013 and ending on December 31, 2013;

(xi) Three Million Seventy-Three Thousand Seven Hundred Fifty and 55/100 Dollars ($3,073,750.55) per annum ($256,145.88 per month) for the period commencing on January 1, 2014 and ending on December 31, 2014;

(xii) Three Million One Hundred Thirty-Five Thousand Two Hundred Twenty-Five and 56/100 Dollars ($3,135,225.56) per annum ($261,268.80 per month) for the period commencing on January 1, 2015 and ending on December 31, 2015;

(xiii) Three Million One Hundred Ninety-Seven Thousand Nine Hundred Thirty and 07/100 Dollars ($3,197,930.07) per annum ($266,494.17 per month) for the period commencing on January 1, 2016 and ending on December 31, 2016;

(xiv) Three Million Two Hundred Sixty-One Thousand Eight Hundred Eighty-Eight and 67/100 Dollars ($3,261,888.67) per annum ($271,824.06 per month) for the period commencing on January 1, 2017 and ending on December 31, 2017; and

(xv) Three Million Three Hundred Twenty-Seven Thousand One Hundred Twenty-Six and 45/100 Dollars ($3,327,126.45) per annum ($277,260.54 per month) for the period commencing on January 1, 2018 and ending on the Expiration Date.

          (b) Tenant agrees to pay Fixed Rent to Landlord without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month during the Term, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement (except as expressly provided in this Lease) or deduction whatsoever. Fixed Rent and Additional Rent shall be payable by check drawn on a bank that is a member of the New York Clearinghouse Association, or on any other bank reasonably acceptable to Landlord either having an office in New York City or which is chartered as a national banking association, or by wire transfer of immediately available funds.

          Section 2.2 Notwithstanding anything to the contrary contained herein, upon execution and delivery of this Lease, Tenant shall pay to Landlord the sum of Eighty-Eight Thousand Six Hundred Sixty-Six and 67/100 Dollars ($88,666.67) representing the installment of Fixed Rent for the first (1st) full calendar month of the Term starting on or after the Rent Commencement Date. If the Rent Commencement Date occurs on a date other than the first (1st) day of any calendar month, Tenant shall also pay to Landlord, on the Rent Commencement Date, a sum equal to Two Thousand Nine Hundred Fifty-Five and 56/100 Dollars ($2,955.56), multiplied by the number of calendar days in the period from the Rent Commencement Date to the last day of the month in which the Rent Commencement Date occurs.

          Section 2.3 Notwithstanding anything to the contrary set forth in Section 2.1, Tenant shall have no obligation to pay Fixed Rent on account of the period commencing on the Commencement Date and ending one day prior to the Rent Commencement Date. Nothing contained herein shall affect Tenant’s obligation to make any other payment under this Lease during the aforementioned period.

     ARTICLE 3. USE AND OCCUPANCY

          Section 3.1 Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in any manner not permitted hereunder, or which in Landlord’s reasonable judgment would adversely affect, in any material respect (i) any services required to be furnished to any tenant or other occupant of the Building, (ii) the use and occupancy of any part of the Building by any other tenant or other occupant, or (iii) the exterior appearance or reputation of the Building.

          (b) In connection with and ancillary to the primary use of the Premises for the Permitted Uses, Tenant may, at Tenant’s expense and subject to the provisions of this Lease and applicable Laws, use certain portions of the Premises, for Tenant’s own business requirements only, as a pantry for use solely by Tenant and its invitees, which may contain reheating but not cooking equipment, including items such as a microwave, coffee maker, sink, ice maker, vending machines, tables and chairs, dishwasher, hot water heater and refrigerator. In addition, Tenant may, subject to the provisions of this Lease and applicable Laws, use certain portions of the Premises as (i) private lavatories (including shower facilities), (ii) employee lounges and recreation areas, including exercise rooms or areas, and (iii) the Permitted Data Center. All of the foregoing uses shall be upon and subject to the satisfaction of the following conditions (A) no cooking or other preparation of food (other than the reheating of food by microwave and the preparation of beverages) shall be done in any such pantry, (B) no food or beverages will be kept or served in the Premises in a manner or under any conditions that result in fumes or odors being emitted from, or detectable outside of, the Premises, (C) Tenant will keep such portion or portions of the Premises in a clean and sanitary condition and free of refuse and vermin (including the use of extermination services whenever required), and (D) Tenant will keep the plumbing and sanitary systems and installations serving such portion or portions of the Premises to the points they connect with the main vertical risers and stacks of the Building in a good state of repair and operating condition.

          Section 3.2 Tenant shall not use or permit the Premises or any part thereof to be used: (a) for the business of printing or other manufacturing of any kind, (b) as a retail branch of a bank or savings and loan association, or as a retail loan company, or as a retail stock broker’s or dealer’s office, (c) for the storage of significant quantities of merchandise, (d) for the distribution, by mail-order, electronically, or otherwise, of merchandise originating at or shipped from the Premises, (e) as a restaurant or bar or for the sale of food or beverages, (f) as a news or cigar stand, (g) as an employment agency, labor union office, school, physician’s or dentist’s office, dance or music studio, (h) as a barber shop or beauty salon, (i) for the sale, at retail or otherwise, of any goods or products, (j) by the United States Government, the City or State of New York, any Governmental Authority (except for any sublease permitted pursuant to Section 14.1(b)), any foreign government, the United Nations or any agency or department of any of the foregoing or any Person having sovereign or diplomatic immunity, (k) for the rendition of medical, dental or other therapeutic or diagnostic services, (l) for the conduct of an auction, or (m) except for the Permitted Data Center, for the installation, operation and maintenance of a data center or any switching, electronic, optronic and transmission equipment and facilities in connection with the operation of a telecommunications, web hosting or colocation business.

          Section 3.3 In the event that on the later to occur of (a) the Commencement Date, or (b) the date Tenant has delivered to Landlord (i) payment of the first month’s rent pursuant to Section 2.2, (ii) the insurance certificates required pursuant to Section 11.1, and (iii) the Letter of Credit pursuant to Section 32.2, Landlord fails to deliver possession of the Premises to Tenant as required under this Lease, then, in addition to any other rights and remedies available to Tenant under applicable Laws, Fixed Rent and Additional Rent shall be abated until Landlord so delivers possession of the Premises to Tenant.

          Section 3.4 Landlord shall make available to Tenant, at Landlord’s expense, the right to park two (2) designated vehicles for Tenant’s executives, on an unreserved monthly basis, in the parking garage located in the Building (the “Spaces”), on a nonexclusive basis in common with Landlord and other tenants of the Building and their officers, employees, contractors, agents, customers and invitees, subject to the rules and regulations promulgated by the operator of the parking garage from time to time. In no event shall this Section 3.4 be deemed to convey to Tenant any leasehold or other proprietary interest in or to the Spaces. Without limitation of the foregoing, Landlord shall have no liability to Tenant in the event that the parking garage in the Building ceases to operate or is prevented from operating, or the Spaces become unavailable for any reason whatsoever, other than as the result of the negligence or willful misconduct of Landlord or any Landlord Party.

     ARTICLE 4. ALTERATIONS

          Section 4.1 Tenant shall not make any Alterations without Landlord’s prior written consent in each instance in accordance with Section 4.2, other than decorative Alterations such as painting, wall coverings, floor coverings, shelving and millwork not permanently affixed to the Premises (collectively, “Decorative Alterations”), as to which Landlord’s consent shall not be required. Landlord’s consent shall be granted or denied in Landlord’s sole discretion; provided, however, that Landlord shall not unreasonably withhold its consent to Alterations proposed to be made by Tenant provided that such Alterations (a) are non-structural and do not, in any material respect, adversely affect the Building Systems or services, (b) are performed only by contractors approved in writing by Landlord as provided in Section 4.2(b), (c) do not adversely affect, in any material respect, any part of the Building other than the Premises, and (d) do not adversely affect, in any material respect, any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building.

          Section 4.2 (a) Prior to making any Alterations (other than Decorative Alterations), Tenant shall (i) except for Decorative and Minor Alterations (defined in Section 4.2(c)), submit to Landlord, for Landlord’s written approval, detailed plans and specifications therefor in form reasonably satisfactory to Landlord, (ii) if such Alterations require a filing with any Governmental Authority or require the consent of such authority, then such plans and specifications shall (A) be prepared and certified by a registered architect or licensed engineer, and (B) comply with all Laws to the extent necessary for such governmental filing or consent, (iii) at its expense, obtain all required permits, approvals and certificates, and (iv) furnish to Landlord duplicate original insurance policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and all contractors and subcontractors supplying materials or performing work in connection with such Alterations) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord and its managing agent, and any Superior Lessor and any Mortgagee as to which Tenant has been given notice as additional insureds. Except as otherwise expressly set forth herein, all Alterations shall be performed by Tenant at Tenant’s expense (A) in a good and workmanlike manner using materials of first class quality, (B) in compliance with all Laws, and (C) in accordance with the plans and specifications previously approved by Landlord (where plans and specifications are required hereunder). Tenant shall at its expense obtain all approvals, consents and permits from every Governmental Authority having or claiming jurisdiction prior to, during and upon completion of any Alterations. Tenant shall promptly reimburse Landlord, as Additional Rent within thirty (30) days after demand, for any and all actual out-of-pocket costs and expenses incurred by Landlord (without markup) in connection with Landlord’s review of Tenant’s plans and specifications for any such Alteration.

          (b) Landlord shall not unreasonably withhold, or delay for more than five (5) Business Days, its approval of the contractors proposed to be used by Tenant for Alterations, provided that in the case of the fire safety trade, Tenant shall select its contractors and subcontractors from Landlord’s list of approved contractors, which list may be modified by Landlord from time to time. Landlord has approved JLS Industries, Inc. as the contractor to be employed by Tenant in the performance of the Initial Alterations.

          (c) Notwithstanding the foregoing provisions of this Article 4, and in addition to Decorative Alterations as to which no monetary limit shall apply, Tenant shall be permitted to make minor, non-structural alterations to the Premises (“Minor Alterations”) upon prior notice to Landlord, but without the necessity of procuring Landlord’s consent thereto, provided that the estimated cost of each Minor Alteration does not exceed $250,000.00 in any one instance. The provisions of 4.2(b) shall be applicable to Minor Alterations. Prior to commencing any Minor Alteration, Tenant shall furnish Landlord with (i) working drawings or plans for such Minor Alteration in sufficient detail to permit Landlord to determine that such Alteration complies with the requirements hereof, and (ii) the names of the contractors proposed to be used by Tenant for such Minor Alteration.

          (d) Prior to Landlord’s approval or disapproval of the plans and specifications for any Alterations, Tenant and its contractors may perform preparatory work in the Premises such as measurements, painting, and other non-structural work that would not, if performed separately, require Landlord’s consent under this Article 4; provided, however, that Landlord shall have no liability to Tenant in connection with such preparatory work if Landlord shall disapprove, in accordance with the provisions of this Lease, the plans and specifications for the Alterations to which such preparatory work relates.

          (e) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority, and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such Alterations prepared on an Autocad Computer Assisted Drafting and Design System, Version 12 or later (or such other system or medium as Landlord may accept in Landlord’s sole discretion).

          Section 4.3 (a) All Alterations made by or on behalf of Tenant shall become the property of Landlord on the Expiration Date or sooner termination of this Lease. Landlord may condition its approval of Alterations that differ materially from ordinary office installations, such as kitchen facilities, vaults, shower facilities, raised floors, internal stairways, or slab penetrations, by requiring Tenant to agree in writing to remove such Alterations at the end of the Term as set forth in this Section 4.3 (any such Alterations that Landlord so requires Tenant to agree to remove, “Non-Standard Alterations”). Landlord acknowledges that Alterations by Tenant consisting of supplemental HVAC equipment or pantries not containing cooking equipment (other than microwave ovens) will not constitute Non-Standard Alterations. In addition, Tenant shall have no obligation to remove or restore telephone wiring or computer or data cabling installed by Tenant in the Building, except to the extent provided in Section 10.10. If Landlord does not specify at the time of its approval that an Alteration constitutes a Non-Standard Alteration, Tenant shall have no obligation to remove such Alteration on the Expiration Date or sooner termination of this Lease. On the Expiration Date or earlier termination of the Term (i) Tenant shall remove Tenant’s Property from the Premises, and (ii) unless Landlord notifies Tenant no later than sixty (60) days prior to the Expiration Date that any or all of the Non-Standard Alterations shall not be removed from the Premises, Tenant shall remove the Non-Standard

Alterations from the Premises, at Tenant’s expense. Tenant shall repair and restore in a good and workmanlike manner (reasonable wear and tear and damage for which Tenant is not liable hereunder excepted) any damage to the Premises and the Building caused by such removal of Tenant’s Property and the Non-Standard Alterations. Any of the Non-Standard Alterations or Tenant’s Property that Tenant is required to remove and that are not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or be removed from the Premises by Landlord, and Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after demand, for Landlord’s actual out-of-pocket costs incurred in connection with such removal. The provisions of this Section 4.3 shall survive the Expiration Date or earlier termination of this Lease.

          (b) Landlord agrees to respond to any written request for approval of plans and specifications for the Initial Alterations within five (5) Business Days after delivery to Landlord (with simultaneous hand delivery to Landlord’s designated consulting professionals listed on Exhibit F to this Lease, as such list may be modified by Landlord from time to time on notice to Tenant) of complete and detailed architectural, structural, mechanical and engineering plans and specifications as required for such Alterations (collectively, the “Initial Plans”). In addition, Landlord agrees to respond to any resubmission of the Initial Plans within three (3) Business Days after written resubmission, unless substantial revisions are required to the Initial Plans, in which event Landlord shall respond to Tenant within five (5) Business Days thereafter. In the event that Landlord disapproves all or any portion of the Initial Plans, Landlord shall notify Tenant of the grounds for such disapproval with reasonable specificity. If Landlord fails to approve or disapprove the Initial Plans proposed by Tenant on or before the end of the applicable review period set forth herein, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”), which shall specifically identify the Initial Plans to which such request relates, and set forth in bold capital letters the following statement: IF LANDLORD FAILS TO RESPOND WITHIN TWO (2) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS PREVIOUSLY SUBMITTED TO LANDLORD AND TO WHICH LANDLORD HAS FAILED TO TIMELY RESPOND. In the event that Landlord fails to respond to a Second Request within two (2) Business Days after receipt by Landlord, the Initial Plans or revisions thereto for which the Second Request is submitted shall be deemed to be approved by Landlord, and Tenant shall be entitled to commence construction of the Initial Alterations or portion thereof to which the Initial Plans relate, provided that the Initial Plans have been appropriately filed in accordance with applicable Laws, all permits and approvals required to be issued by any Governmental Authority shall have been duly issued, and Tenant shall otherwise have complied with all provisions of this Lease applicable to Alterations.

          (c) The provisions of Section 4.3(b) shall be applicable to Alterations proposed by Tenant subsequent to the Initial Alterations, provided that for purposes of such subsequent Alterations, all references in Section 4.3(b) to periods of “five (5) Business Days” shall be deemed to mean “ten (10) Business Days”, all references to periods of “three (3) Business Days” shall be deemed to mean “five (5) Business Days”, all references to periods of “two (2) Business Days” shall be deemed to mean “five (5) Business Days”, and all references to the Initial Plans shall be deemed to mean the plans and specifications submitted by Tenant with respect to such Alterations.

          (d) In connection with the performance of Alterations, Landlord will not unreasonably withhold its consent to requests by Tenant or Tenant’s contractors to enter portions of the Building outside the Premises (including tenanted spaces, to the extent Landlord has the right to permit such entry under applicable leases) for the purpose of performing work required in connection with such Alterations. With respect to the Initial Alterations, Landlord hereby consents to the foregoing right of entry, and to the performance by Tenant and Tenant’s contractors of construction work on a 24-hour a day basis, provided that Tenant and its contractors shall comply with all applicable Laws and with such reasonable limitations and requirements as Landlord shall impose in order to minimize interference with or disruption of Landlord’s operation of the Building or the use and occupancy of the Building by other tenants and occupants.

          (e) Prior to the approval of the Initial Plans and prior to the issuance of the building permits and other approvals, if any, of any Governmental Authorities required for the Initial Alterations, in addition to the preparatory work Tenant may perform pursuant to Section 4.2(d), Tenant and its contractors may perform non-structural elements of the Initial Alterations in the Premises such as installing track for sheetrock walls (but not the sheetrock walls themselves), lamination of existing walls, and similar work; provided, however, that Landlord shall have no liability to Tenant in connection with such work if for any reason the building permits and other approvals, if any, for such Initial Alterations are not issued. Further, following receipt of building permits and any other approvals of any Governmental Authorities required for the Initial Alterations, but before approval of the Initial Plans, Tenant may perform other elements of work in connection with the Initial Alterations other than any structural or MEP work.

          Section 4.4 If, because of any act or omission of Tenant or any Tenant Party, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of the Premises, the Building or the Real Property, Tenant shall, at its expense, cause the same to be discharged of record, by bonding or otherwise, within thirty (30) days after Tenant receives actual notice of the filing thereof, and Tenant shall indemnify, defend and save Landlord harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom.

          Section 4.5 Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if in Landlord’s sole judgment such employment will interfere or cause any conflict with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or the use and enjoyment of other tenants or occupants of the Building.

     ARTICLE 5. CONDITION OF THE PREMISES; LANDLORD’S WORK

          Section 5.1 Tenant has examined the Premises and, subject to the completion of Landlord’s Work as provided in Section 5.2, agrees to accept possession of the Premises in their “as is” condition on the Commencement Date, and further agrees that, except for the performance of Landlord’s Work and the payment of Landlord’s Contribution as expressly set forth in this Article 5, Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises for Tenant’s occupancy. The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant that at the time such possession was so taken, the Premises were in good and satisfactory condition, except as otherwise expressly set forth herein and except for latent defects.

          Section 5.2 Prior to the Commencement Date, Landlord shall perform the work described on Exhibit C to this Lease at the Premises (and any other work specifically described in this Lease as Landlord’s Work), at Landlord’s expense and in accordance with applicable Laws (“Landlord’s Work”). Landlord has Substantially Completed the elements of Landlord’s Work listed as items 1 and 2 on Exhibit C, and Landlord shall Substantially Complete the element of Landlord’s Work listed as item 4 on Exhibit C (the “Slab Work”) on or before July 31, 2003. Notwithstanding anything to the contrary set forth in this Lease, if Landlord fails to Substantially Complete the Slab Work on or before July 31, 2003, Tenant may, on notice to Landlord, perform the Slab Work, at Landlord’s expense, and Landlord shall reimburse Tenant for the cost thereof within thirty (30) days after presentation of invoices. Landlord shall use commercially reasonable efforts to Substantially Complete the remaining items of Landlord’s Work (i) in a good and workmanlike manner and so as not to materially interfere with the performance by Tenant of the Initial Alterations, and (ii) on or before the date upon which Tenant shall Substantially Complete the Initial Alterations. Within five (5) days after Landlord gives notice to Tenant that Landlord’s Work is Substantially Complete, Tenant shall cause its architect, construction manager and/or its contractors to examine the Premises and deliver to Landlord a “punch list” describing in reasonable detail any fully or partially unfinished or improperly completed portions of Landlord’s Initial Work, and also describing any of the existing improvements, including existing piping and electrical conduit, then remaining in the Premises that Tenant wishes Landlord to demolish, and Landlord shall promptly complete or correct such Landlord’s Work in a manner so as to not interfere with the performance of the Initial Alterations.

          Section 5.3 (a) Landlord acknowledges that Tenant intends to perform certain Alterations in order to prepare the Premises for its occupancy (collectively, the “Initial Alterations”). The Initial Alterations shall be approved by Landlord as and to the extent required under Article 4, in compliance with all applicable Laws, and shall include the (i) installation of a sprinkler system or other fire suppression system satisfactory to Landlord, and (ii) the renovation of the men’s and women’s bathrooms located in the Premises (as distinct from those located in the central core area of the tenth (10th) floor, which are the subject of Section 5.3(b)), without reduction in the number of fixtures as now existing in such bathrooms. Landlord agrees that the existing main sprinkler loop in the eastern core area of the tenth (10th) floor of the Building shall not be removed, and shall be available to Tenant in connection with the installation of its sprinkler system or other fire suppression system. Landlord agrees to make Landlord’s Contribution toward the cost of the Initial Alterations, subject to and in accordance with Article 30.

          (b) Tenant shall have the right, during the performance of the Initial Alterations, to renovate the existing common area hallways, and/or common area men’s and women’s bathrooms located in the central core area of the tenth (10th) floor (the “Common Area Bathrooms”), at Tenant’s expense and subject to the provisions of Article 4, without reduction in the number of fixtures as now existing in the Common Area Bathrooms. If Tenant elects to perform any of such renovations, Tenant shall complete such renovations promptly, in a good and workmanlike manner and in compliance with all applicable Laws. Following the completion of such renovations, Landlord shall maintain, clean and supply the Common Area Bathrooms (but not the bathrooms within the Premises) in a Building standard manner.

          (c) Tenant shall have the right, during the performance of the Initial Alterations or thereafter during the Term, to connect Tenant’s electronic security system to the Building security system, provided that Tenant’s security system is compatible with the Building security system, at Tenant’s expense and subject to the provisions of Article 4. If technically feasible, Landlord will permit Tenant’s electronic access cards that provide access to the Premises to also provide access through the Building ground floor lobby turnstiles, provided that Tenant’s access cards must be imprinted on one side with the Building standard access card logotype and format. Tenant will reimburse Landlord for any actual, reasonable, out-of-pocket costs incurred by Landlord for third-party services for programming, software or connection charges in connection with the foregoing, but otherwise the same shall be without charge to Tenant.

          Section 5.4 On request by Tenant, Landlord, at Tenant’s expense, shall promptly join in any applications for any permits, approvals or certificates from any Governmental Authority required to be obtained by Tenant, and shall sign such applications promptly after request by Tenant and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including attorneys’ fees and disbursements for which Landlord is not reimbursed by Tenant, or suffer or incur any liability for which Landlord is not indemnified by Tenant. Landlord agrees to promptly sign such applications prior to Landlord’s review and approval of the plans and specifications to which such applications relate; provided, however, that no such action by Landlord shall in any way constitute a waiver of Landlord’s right to approve or disapprove such plans and specifications in accordance with the provisions of this Lease.

     ARTICLE 6. REPAIRS; FLOOR LOAD

          Section 6.1 Landlord shall maintain and repair the Building Systems and the public portions of the Building, both exterior and interior, and the structural elements thereof, including the roof, foundation and curtain wall. Tenant, at Tenant’s expense, shall take good care of the Premises and the fixtures, systems, equipment and appurtenances therein that serve or benefit the Premises, and make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Articles 11 and 12. Notwithstanding the foregoing, and subject to Section 11.2, all damage or injury to the Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, caused by or resulting from the negligence or willful misconduct of, or Alterations made by Tenant or any Tenant Party shall be repaired at Tenant’s expense, (a) by Tenant, if the required repairs are non-structural and do not affect any Building System, subject to Landlord’s approval as and to the extent provided under Article 4, or (b) by Landlord (if the required repairs are structural or affect, in any material respect, any Building System). Tenant also shall repair all damage to the Building and the Premises caused by the making of any Alterations or by the moving of Tenant’s Property. All of such repairs shall be of quality or class equal to the original work or construction. If Tenant fails after fifteen (15) days notice to proceed with due diligence to make repairs required to be made by Tenant, Landlord may make such repairs at Tenant’s expense, and Tenant shall pay the costs and expenses so incurred by Landlord, with interest at the Default Rate, as Additional Rent within thirty (30) days after rendition of a bill or statement therefor.

          Section 6.2 Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by law. Tenant shall not move any safe, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which will not be unreasonably withheld. If such items require special handling, Tenant shall employ only persons holding a Master Rigger’s license to do such work.

          Section 6.3 There shall be no allowance to Tenant for a diminution of rental value, no constructive eviction of Tenant and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, unless Tenant agrees to reimburse Landlord for the incremental cost thereof. Notwithstanding the foregoing, if an emergency condition exists that Landlord is obligated to cure or repair pursuant to this Lease, and such condition poses an imminent danger to persons or property or is likely to render the Premises or any material portion thereof unusable for the conduct of Tenant’s business, then Landlord shall, at Landlord’s expense, use overtime labor to the extent necessary to correct such condition.

          Section 6.4 Notwithstanding anything to the contrary contained in any other provision of this Lease, in the event that (a) Tenant is unable to use all or any material portion of the Premises for the ordinary conduct of Tenant’s business, and such condition continues for a period in excess of five (5) consecutive days, (b) Tenant does not actually use the Premises or such portion thereof during such period, and (c) such condition has not been caused by any act, negligence or misconduct of Tenant or any Tenant Party, then Fixed Rent and Tenant’s Tax Payment shall be reduced on a per diem basis in the proportion that the area of the unusable portion of the Premises bears to the total Premises Area, for the period commencing on the first (1st) day after the commencement of such condition and ending on the earlier of (i) the date Tenant reoccupies the Premises or the affected portion thereof, as the case may be, for the ordinary conduct of its business, or (ii) the date that such condition is substantially remedied. Tenant shall give Landlord prompt notice of the occurrence of any such condition.

          Section 6.5 Tenant shall not require, permit, suffer or allow the cleaning of any window in the Premises from the outside in violation of Section 202 of the New York Labor Law or any successor statute thereto, or of any other Law.

     ARTICLE 7. REAL ESTATE TAX INCREASES

          Section 7.1 The following terms shall have the meanings set forth below:

          (a) “Taxes” shall include the aggregate amount of (i) all real estate taxes, assessments (special or otherwise) (provided that any such special assessments shall be included as if payable in the maximum number of installments permitted), including assessments made as a result of the Real Property or any part thereof being within a business improvement district, sewer and water rents, rates and charges and any other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) any expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witness’ fees) incurred in contesting any of the foregoing or the Assessed Valuation (as defined in Section 7.1(d)) of all or any part of the Real Property. Taxes (including Base Taxes) shall be calculated without giving effect to any reductions, abatements, exemptions or similar benefits or paybacks provided under the New York City Industrial and Commercial Incentive Program. If the methods of taxation prevailing at the date hereof are altered so that in lieu of or as an addition to or as a substitute for all or any part of the Taxes, there shall be assessed, levied or imposed (A) a tax, assessment, levy, imposition or charge based on the rents received from the Real Property, whether or not wholly or partially as a capital levy or otherwise, (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part on all or any part of the Real Property and imposed upon Landlord, or (C) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes; provided, however, that any such taxes, fees or charges that are in “addition to” taxes otherwise payable under this Section 7.1(a) shall (1) only be deemed Taxes if such taxes are imposed upon owners of commercial buildings in Manhattan generally, as constituting real estate taxes for the purpose of calculating similar lease tax escalation provisions, and (2) be calculated on the basis that the Real Property is the only asset of Landlord. Taxes shall not include franchise, gift, inheritance, estate, sales, income or profit taxes imposed upon Landlord, any Superior Lessor or any Mortgagee by any Governmental Authority, or any fines, interest or penalties imposed for late payment of Taxes.

          (b) “Tenant’s Share” means three and 3/10ths of one percent (3.3%).

          (c) “Base Taxes” means the Taxes payable for the Tax Year commencing on July 1, 2004 and ending June 30, 2005.

          (d) “Assessed Valuation” means the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of the City of New York for the purpose of imposition of Taxes.

          (e) “Tax Year” means the period July 1 through June 30 (or such other period as may be duly adopted by the City of New York as its fiscal year for real estate tax purposes).

          (f) “Comparison Year” means any Tax Year commencing with the 2005/2006 Tax Year.

          (g) “Landlord’s Statement” means an instrument or instruments containing a comparison of the Base Taxes and the Taxes payable for any Comparison Year.

          (h) “Tenant’s Projected Tax Payment” means Tenant’s Tax Payment (as defined in Section 7.1(i)), if any, made by Tenant for the prior Comparison Year, plus an amount equal to Landlord’s estimate of the amount of increase in Tenant’s Tax Payment for the then current Comparison Year, divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

          (i) “Tenant’s Tax Payment” means Tenant’s Share of the excess of the Taxes payable for any Comparison Year over the Base Taxes.

          Section 7.2 (a) If the Taxes payable for any Comparison Year (any part or all of which falls within the Term) shall exceed the Base Taxes, Tenant shall pay Tenant’s Tax Payment to Landlord, as Additional Rent within thirty (30) days after demand from Landlord accompanied by Landlord’s Statement. Before or after the start of each Comparison Year, Landlord shall furnish a Landlord’s Statement to Tenant. If there is any increase in Taxes payable for any Comparison Year, whether during or after such Comparison Year, or if there is any decrease in the Taxes payable for any Comparison Year, Landlord may furnish a revised Landlord’s Statement for such Comparison Year, and Tenant’s Tax Payment for such Comparison Year shall be adjusted, and within thirty (30) days after Tenant’s receipt of such revised Landlord’s Statement, Tenant shall (i) with respect to any increase in Taxes payable for such Comparison Year, pay such increase in Tenant’s Tax Payment to Landlord, or (ii) with respect to any decrease in Taxes payable for such Comparison Year, Landlord shall credit such decrease in Tenant’s Tax Payment against the next installment(s) of Rent, provided that if such decrease in Taxes is attributable to the final Comparison Year of the Term, Landlord shall pay the amount of such decrease in Tenant’s Tax Payment to Tenant. If, during the Term, Landlord shall elect to collect Tenant’s Tax Payments in full or in quarterly or bi-annual or other installments on any other date or dates than as presently required, then following Landlord’s notice to Tenant, Tenant’s Tax Payments shall be correspondingly revised. The benefit of any discount for any early payment or prepayment of Taxes relating to all or any part of the Real Property shall accrue solely to the benefit of Landlord and Taxes shall be computed without subtracting such discount.

          (b) Tenant shall pay Tenant’s Projected Tax Payment to Landlord, as Additional Rent, for each Comparison Year. On each date that Tenant’s Tax Payment is due from Tenant pursuant to the terms of this Section 7.2, Landlord shall apply the aggregate of the installments of Tenant’s Projected Tax Payment then on account with Landlord against Tenant’s Tax Payment or installment thereof then due from Tenant. In the event that such aggregate amount is not sufficient to discharge such Tax Payment or installment, Landlord shall so notify Tenant, and the amount of Tenant’s payment obligation with respect to such Tax Payment or installment pursuant to this Section 7.2, shall be equal to the amount of the insufficiency and shall be payable within thirty (30) days of demand by Landlord. If, however, such aggregate amount is greater than the Tax Payment or installment, Landlord shall credit the amount of such excess against the next installment(s) of Rent due hereunder, and if such credit is payable during or on account of the final year of the Term, Landlord shall pay such amount to Tenant within thirty (30) days of Landlord’s determination of the amount thereof.

          (c) Only Landlord shall be eligible to institute Tax reduction or other proceedings to reduce the Assessed Valuation of the Real Property, and the filings of any such proceeding by Tenant without Landlord’s prior written consent shall constitute a default hereunder. If the Base Taxes are reduced by final determination of legal proceedings, settlement or otherwise, then Base Taxes shall be correspondingly revised, the Additional Rent theretofore paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent theretofore computed and paid by Tenant to Landlord and the amount thereof due as a result of such recomputations. If the Base Taxes are increased by such final determination of legal proceedings, settlement or otherwise, then, Landlord shall either pay to Tenant, or at Landlord’s election, credit against subsequent payments of Rent an amount equal to the excess of the amounts of such Additional Rent theretofore paid by Tenant over the amount thereof actually due as a result of such recomputations. If Landlord receives a refund or reduction of Taxes for any Comparison Year, Landlord shall, within ninety (90) days after such refund is actually received or such credit is actually applied against Taxes then due and payable, either pay to Tenant, or, at Landlord’s election, credit against subsequent installment(s) of Rent an amount equal to Tenant’s Share of the refund or reduction, provided that such amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year. Nothing herein contained shall obligate Landlord to file any application or institute any proceeding seeking a reduction in Taxes or Assessed Valuation.

          (d) Tenant shall pay Tenant’s Tax Payment as provided in this Section 7.2 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.

          (e) Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after demand, any occupancy tax or rent tax applicable to the Premises now in effect or hereafter enacted, if payable by Landlord in the first instance or hereafter required to be paid by Landlord.

          (f) If the Expiration Date occurs on a date other than July 1 or June 30, respectively, any Additional Rent payable by Tenant to Landlord under this Section 7.2 for the Comparison Year in which the Expiration Date occurs, shall be apportioned in that percentage which the number of days in the period from July 1 to the Expiration Date bears to the total number of days in such Comparison Year. In the event of a termination of this Lease, any Additional Rent under this Section 7.2 shall be paid or adjusted within thirty (30) days after submission of Landlord’s Statement. In no event shall Fixed Rent ever be reduced by operation of this Section 7.2 and the rights and obligations of Landlord and Tenant under the provisions of this Section 7.2 with respect to any Additional Rent shall survive the Expiration Date or earlier termination of this Lease.

          Section 7.3 (a) The computations of Additional Rent under this Article 7 are intended to constitute a formula for an agreed rental adjustment and may or may not constitute an actual reimbursement to Landlord for costs and expenses paid by Landlord with respect to the Building.

          (b) Each Landlord’s Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant shall (i) pay to Landlord the amount set forth in such statement when due, without prejudice to Tenant’s right to dispute such statement, and (ii) within one hundred eighty (180) days after such statement is sent, send a notice to Landlord objecting to such statement and specifying in reasonable detail the reasons for Tenant’s claim that such statement is incorrect.

          Section 7.4 Landlord’s failure to render a Landlord’s Statement with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect thereto or with respect to any subsequent Comparison Year, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for that Comparison Year. Nothing herein contained shall restrict Landlord from issuing a Landlord’s Statement at any time there is an increase in Taxes during any Comparison Year or any time thereafter.

     ARTICLE 8. COMPLIANCE WITH LAWS

          Section 8.1 (a) Tenant, at its expense, shall comply with all Laws applicable to the Premises or the use and occupancy thereof by Tenant, and make all repairs or Alterations required thereby, whether structural or nonstructural, ordinary or extraordinary, unless otherwise expressly provided herein; provided, however, that Tenant shall not be obligated to comply with any Law requiring any structural alteration to the Premises unless the application of such Law arises from (i) Tenant’s particular manner of use or occupancy of the Premises (as distinguished from the use or occupancy of the Premises for office purposes generally), (ii) subject to Section 11.2, any cause or condition created by or on behalf of any Tenant Party (including any Alterations), (iii) the breach of any of Tenant’s obligations under this Lease, or (iv) any Hazardous Materials having been brought into the Building by any Tenant Party. Tenant shall not do or permit to be done any act or thing on the Premises that will invalidate or be in conflict with Landlord’s insurance policies, and shall not do or permit anything to be done in or upon the Premises, or use the Premises in a manner, or bring or keep anything therein, which shall increase the rates for casualty or liability insurance applicable to the Building. If, as a result of the negligence or willful misconduct of Tenant or any Tenant Party, or by reason of Tenant’s failure to comply with the provisions of this Article 8, the insurance rates for the Building are increased, then Tenant shall desist from doing or permitting to be done any such negligence or willful misconduct and shall reimburse Landlord, as Additional Rent hereunder, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such act, negligence or willful misconduct by Tenant, and shall make such reimbursement within thirty (30) days following demand by Landlord.

          (b) Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises or Tenant, of any Law, provided that: (i) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Real Property or any part thereof be subject to being condemned or vacated, nor shall the Real Property or any part thereof be subjected to any lien or encumbrance, by reason of non-compliance or otherwise by reason of such contest (unless bonded or otherwise released within thirty (30) days after Tenant receives notice of the filing thereof); (ii) no unsafe or hazardous condition relating to such contest shall remain unremedied; (iii) such non-compliance or contest shall not constitute or result in any default beyond applicable grace and notice periods under any Superior Lease or Superior Mortgage, or if any such Superior Lease or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (iv) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required under applicable Laws in connection with the operation of the Building; and (v) Tenant shall keep Landlord advised as to the status of such proceedings, including any settlement thereof. Tenant agrees to indemnify Landlord in accordance with Article 28 from liability or expense arising out of any such deferral of compliance or contest. Landlord agrees to execute any documents reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided Landlord is not thereby subjected to any material cost or expense not reimbursed by Tenant or exposed to any material liability or obligation on account thereof.

          Section 8.2 Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and in the event that any Governmental Authority shall declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose in violation of such certificate of occupancy, Tenant shall, on five (5) days’ notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. Failure by Tenant to discontinue such use after such notice shall be considered a default in the fulfillment of a material covenant of this Lease, and Landlord shall have the right to exercise any and all of its rights and remedies pursuant to Articles 16 and 17. Landlord represents that the current (temporary) certificate of occupancy for the Building, a copy of which has been provided to Tenant, permits the use of the Premises for the Permitted Uses. Landlord will not amend or modify the certificate of occupancy for the Building so as to prevent the use of the Premises for the Permitted Uses.

          Section 8.3 (a) Landlord, at its expense, shall comply with all Laws applicable to (i) the Premises, to the extent that such compliance is not the obligation of Tenant pursuant to the provisions of Section 8.1, and (ii) the Building, in either case only to the extent that the failure to effect such compliance would subject Tenant to liability or adversely affect, in any material respect (A) Tenant’s use or occupancy of the Premises for the Permitted Uses, (B) Tenant’s access to the Premises, (C) the provision of required Building services to the Premises, or (D) Tenant’s ability to perform Alterations that would otherwise be permitted hereunder.

          (b) Landlord may defer compliance with any Laws that it is obligated to comply with hereunder, so long as Landlord shall be contesting the validity or applicability thereof in good faith by appropriate proceedings, provided that (i) Tenant shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, (ii) neither the Premises nor any part of the Building or Real Property that affects the Premises or Tenant’s use and occupancy thereof shall be subject to being condemned or vacated by reason of non-compliance or otherwise by reason of such contest, (iii) such non-compliance or contest shall not prevent Tenant from lawfully occupying the Premises for the Permitted Uses, or performing any Alterations in the Premises (including the Initial Alterations), or obtaining any and all permits and licenses then required under applicable Laws in connection with the operation of the Premises, (iv) Landlord shall use reasonable efforts to keep Tenant advised as to the status of such proceedings, (v) no unsafe or hazardous condition relating to such contest remains unremedied that affects Tenant or the Premises in any material respect, and (vi) such non-compliance shall not adversely affect, in any material respect, Tenant’s access to the Premises or the provision of required Building services to the Premises. Landlord agrees to indemnify Tenant in accordance with Article 28 from liability or expense arising out of any such deferral of compliance or contest.

          (c) Without limiting the generality of the foregoing, in the event that following the Commencement Date, Tenant is unable to obtain any building permits or other permits, approvals or certificates from any Governmental Authority required for the performance of the Initial Alterations solely as the result of the existence of any violations of Laws affecting the Building, not caused by Tenant and compliance with which are the responsibility of Landlord pursuant to this Lease, then following notice thereof from Tenant (i) Landlord shall proceed diligently and in good faith to cure and/or cause such violations to be discharged of record, and (ii) the Rent Commencement Date shall be postponed by two (2) days for each day that the Substantial Completion of the Initial Alterations is actually delayed by reason of such violations of Laws.

     ARTICLE 9. SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES

          Section 9.1 This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all Mortgages and Superior Leases. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord or any Superior Lessor or Mortgagee may reasonably request to evidence such subordination.

          Section 9.2 Except as set forth in this Article 9 and in Article 12, in the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, and (b) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Lessor within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Lessor shall have become entitled under such Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Mortgagee or Superior Lessor shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Mortgagee or Superior Lessor shall commence and thereafter continue with reasonable diligence to remedy such act or omission. If more than one Mortgagee or Superior Lessor shall become entitled to any additional cure period under this Section 9.2, such cure periods shall run concurrently, not consecutively.

          Section 9.3 If a Mortgagee or Superior Lessor shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor

Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not:

(a) be liable for any previous act or omission of Landlord under this Lease, but if such previous act or omission of Landlord constitutes a default under this Lease that continues after the date of such attornment and adversely affects Tenant’s use and occupancy of the Premises in any material respect, then Successor Landlord shall be obligated to cure such continuing default;

(b) be subject to any offset which theretofore may have accrued to or be claimed by Tenant against Landlord; or

(c) be bound by any previous material modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent, unless such modification or prepayment shall have been expressly approved in writing by such Mortgagee or Superior Lessor.

          Section 9.4 (a) Notwithstanding the foregoing provisions of this Article 9, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any existing or future Mortgages or Superior Leases, Landlord shall deliver to Tenant for execution and acknowledgment a Non-Disturbance Agreement from the holder of each Mortgage and Superior Lease. A “Non-Disturbance Agreement” shall mean a subordination, attornment and non-disturbance agreement duly executed and acknowledged by the holder of a Mortgage or a Superior Lease, as the case may be, in recordable form and in the form customarily employed by such Mortgagee or Superior Lessor and reasonably satisfactory to Tenant. Landlord represents to Tenant that (i) 111 8th Funding Company, a Delaware corporation (“Lender”) is the sole Mortgagee of the Building and the Real Property, and (ii) there are no Superior Leases affecting the Building or the Real Property. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord’s out-of-pocket costs incurred in payment of the fees and disbursements of counsel to any Mortgagee or Superior Lessor. Tenant agrees to execute, acknowledge and deliver to Landlord any such Non-Disturbance Agreement promptly after delivery by Landlord or any Mortgagee or Superior Lessor.

          (b) If Landlord fails to deliver to Tenant a Non-Disturbance Agreement from Lender within thirty (30) days following the date that this Lease is fully executed and unconditionally delivered to Landlord and Tenant, then Tenant shall have the right to terminate this Lease by notice to Landlord, and upon the giving of such notice this Lease shall automatically terminate and be of no further force and effect, and thereafter neither party shall have any liability to the other hereunder, except as expressly provided hereunder, and Landlord shall return to Tenant the Security Deposit and any prepaid rent deposited by Tenant hereunder.

          Section 9.5 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) Business Days’ prior notice, to execute and deliver to the other a written statement executed and acknowledged by such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then annual Fixed Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the Security Deposit, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the signatory to which all notices and communication under the Lease shall be sent, the Commencement Date and the Expiration Date, and (h) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9.5 may be relied upon by others with whom the party requesting such certificate may be dealing, including any purchaser or owner of the Real Property or the Building, or of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.

     Article 10. Services

          Section 10.1 Electricity. (a) Landlord shall, as part of Landlord’s Work, make available to Tenant, at two disconnect switches to be installed by Landlord within the two existing electrical closets located on the tenth (10th) floor of the Building, 1400 amperes (connected load) of 460/480 volt, 3-phase, 4-wire, AC electrical capacity dedicated to Tenant (the “Electrical Capacity”), consisting of 600 amperes at one disconnect switch, and 800 amperes at the other disconnect switch. The Electrical Capacity shall be available to Tenant throughout the Term, subject to Unavoidable Delays. Tenant shall be solely responsible, at Tenant’s expense, for the installation of any additional risers or other electrical facilities and equipment required in order to deliver the Electrical Capacity from such disconnect switches to the interior of the Premises and to distribute it therein. Tenant shall use Landlord’s designated electrical contractor to perform any required tap-ins to the Building’s electrical system. There shall be no tap-in or other charge to Tenant for the initial work necessary to provide the Electrical Capacity to Tenant at the disconnect switches described above in this Section 10.1(a). Tenant shall pay Landlord, as Additional Rent, at any time and from time to time, but no more frequently than monthly, for its consumption of electricity at the Premises, as provided in Section 10.1(c).

          (b) “Landlord’s Electricity Cost” means the cost per kilowatt hour and cost per kilowatt demand, adjusted by time of day factors, fuel adjustment charges and other applicable rate adjustments, to Landlord for the purchase of electricity from the public utility or other electricity provider furnishing electricity service to the Building from time to time (the “Electricity Provider”), including sales and other taxes imposed by any Governmental Authority on Landlord’s purchase of electricity. If at any time during the Term the cost elements comprising Landlord’s Electricity Cost shall be increased or decreased by the Electricity Provider, or Landlord’s Electricity Cost shall be increased or decreased for any other reason, then effective as of the date of such increase or decrease, Tenant’s payment for submetered electricity under this Section 10.1 shall be proportionately increased or decreased. Landlord reserves the right to contract with different Electricity Providers from time to time in its sole judgment, and without reference to whether any Electricity Provider selected by Landlord provides lower rates than any other electricity supplier. Currently, Landlord’s Electricity Cost is based upon Consolidated Edison Company’s Service Classification rate schedule S.C. #4 Rate II as in effect on the Commencement Date. If Landlord receives any rebates applicable generally to the S.C. #4 Rate II rate schedule or a successor classification, Landlord’s Electricity Cost will be appropriately adjusted to reflect such rebates.

          (c) The calculations and determinations of the charges for electricity consumed by Tenant shall be based on the readings of one or more submeters to be installed by Landlord at Tenant’s expense, applied to Landlord’s Electricity Cost, including a coincident demand submeter (the “Coincident Demand Submeter”). If more than one submeter is used to measure Tenant’s consumption of electricity in the Premises, Tenant shall be billed only on the basis of the “coincident” demand as measured and calculated from time to time by the Coincident Demand Submeter, i.e., as though a single meter were measuring such demand. Tenant shall pay to Landlord, as Additional Rent on demand from time to time but no more frequently than monthly, for its consumption of electricity at the Premises, a sum equal to 103% of the product of (i) Landlord’s Electricity Cost, multiplied by (ii) the actual number of kilowatts and kilowatt-hours of electric current consumed by Tenant in such billing period. In addition, Tenant shall pay to Landlord, as Additional Rent, the amount of any taxes imposed by any Governmental Authority on Landlord’s receipts from the sale of electricity to Tenant. Landlord agrees to maintain and repair such submeters during the Term, at Landlord’s expense, excluding any required repairs resulting from the negligence or willful misconduct of Tenant or any Tenant Party.

          (d) During the period beginning on the Commencement Date and ending on the date upon which the submeters to be installed by Landlord in the Premises become operational, Tenant shall pay to Landlord a fixed fee for electricity supplied to the Premises of (i) during the period prior to the date Tenant first occupies all or any portion of the Premises for the conduct of its business, an amount per annum equal to One and 00/100 Dollar ($1.00) multiplied by the Premises Area, in equal monthly installments on the first (1st) day of each month during such period, and (ii) from and after the date Tenant first occupies all or any portion of the Premises for the conduct of its business, an amount per annum equal to Two and 50/100 Dollars ($2.50) multiplied by the Premises Area, in equal monthly installments on the first (1st) day of each month during such period, through the date such submeters become operational. If such submeters are not operational as of the date Tenant first occupies all or any portion of the Premises for the conduct of its business, then within six (6) months following the date such submeters become operational, Landlord and Tenant will meet and compare Tenant’s actual electric charges as determined by such submeters, over a period of not less than three (3) months, to the electric charges paid by Tenant pursuant to clause (ii) of the immediately preceding sentence on account of the period prior to the date such submeters become operational. If such comparison indicates that there has been an overpayment or underpayment, then the appropriate party shall pay or refund the amount thereof to the other party within thirty (30) days of the date such amount is determined. During the Term, Landlord shall test such submeters at reasonable intervals upon request by Tenant. If any such test discloses that any such submeters are inaccurate, then within six (6) months following the date such submeters are repaired, replaced or recalibrated, Landlord and Tenant will make appropriate financial adjustments in accordance with the procedure described in the two immediately preceding sentences.

          (e) Tenant covenants that its use and consumption of electricity shall not at any time exceed the Electrical Capacity supplied to the Premises from time to time pursuant to this Section 10.1, nor exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the Premises, and Tenant shall, on notice from Landlord, promptly cease the use of any of Tenant’s electrical equipment that will cause Tenant to exceed such capacity. Any additional feeders, risers, electrical facilities and other such installations required for electric service to the Premises will be supplied by Landlord, at Tenant’s expense, on Landlord’s prior consent in each instance, provided that in Landlord’s reasonable judgment such additional electrical facilities and installations, feeders or risers are necessary for Tenant’s use of the Premises and are permissible under applicable Laws (including the New York State Energy Conservation Construction Code) and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with, or disturb, other tenants or occupants of the Building.

          (f) Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of the unavailability of or interruption in the supply of electric current to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent (except that Tenant’s liability to pay Landlord for electricity under this Section 10.1 shall cease as of the date of such disturbance), or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, unless caused by the negligence or willful misconduct of Landlord or any Landlord Party, subject to Section 11.2.

          (g) Landlord reserves the right to discontinue furnishing electricity to Tenant in the Premises on not less than sixty (60) days notice to Tenant, at Landlord’s option, or if submetering of electricity in the Building is hereafter prohibited by any Laws, or if Landlord is otherwise required by the Electricity Provider to discontinue furnishing electricity to Tenant. This Lease shall continue in full force and effect and shall be unaffected thereby except that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant, and Tenant shall have no further obligation to pay Landlord for electricity to supplied to the Premises. If Landlord so discontinues furnishing electricity, Tenant shall arrange to obtain electricity directly from the Electricity Provider. Such electricity may be furnished to Tenant by means of the then existing electrical facilities serving the Premises to the extent available, suitable and safe for such purposes.

          (h) Tenant shall apply, within ten (10) Business Days of Tenant’s receiving notice from Landlord pursuant to Section 10.1(g), to the Electricity Provider in order to obtain direct electric service, and from and after the date upon which Tenant procures direct electric service, Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Section 10.1. All costs associated with Tenant’s obtaining direct electric service to the Premises shall be borne by (i) Landlord, if Landlord voluntarily discontinues such service, or is compelled to discontinue such service by the Electricity Provider or pursuant to applicable Laws, or (ii) Tenant, if such discontinuance arises out of the negligence or willful misconduct of

Tenant. Landlord will not voluntarily discontinue furnishing electricity to Tenant until Tenant receives directly from the Electricity Provider at a level of service not less than the Electrical Capacity, unless the Electricity Provider is not prepared to furnish electricity to the Premises on the date required as a result of Tenant’s delay or negligence in arranging for service, Tenant’s refusal to provide a deposit or other security requested by the Electricity Provider, or Tenant’s refusal to take any other action reasonably requested by the Electricity Provider.

          Section 10.2 Heat, Ventilation And Air-Conditioning. (a) Landlord shall provide steam heat to the perimeter radiators in the Premises on Business Days from 8:00 a.m. to 6:00 p.m. on Business Days, and from 8:00 a.m. to 1:00 p.m. on Saturdays, during each period from October 15th through April 15th during the Term, through the Building standard heating system (the “Building Heating System). Landlord shall not be responsible if the normal operation of the Building Heating System shall fail to provide heat at uniform temperatures throughout the Premises. Tenant shall cooperate fully with Landlord and shall comply with the regulations and requirements Landlord may prescribe for the proper functioning and protection of the Building Heating System.

          (b) Landlord shall not be required to furnish heat during periods other than the hours and days set forth in this Section 10.2 (“Overtime Periods”), unless Landlord has received notice from Tenant requesting such service not less than twenty-four (24) hours prior to the time Tenant requires overtime heating service. Tenant shall pay Landlord, as Additional Rent within thirty (30) days after demand, for heating service during Overtime Periods at the standard rate then fixed by Landlord for the Building, which rate is presently $75.00 per hour, subject to increase during the Term to reflect increases in Landlord’s actual costs in providing overtime heating service. Failure by Landlord to provide heat or any other services during Overtime Periods shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Fixed Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.

          (c) Landlord shall have no obligation to provide air-conditioning or ventilation services to the Premises. Tenant shall be solely responsible, at Tenant’s expense, for the installation of an HVAC system serving the Premises, and of all feeders, risers, ductwork, fans, piping and other mechanical, electrical and plumbing facilities and equipment required in order to make such HVAC system functional in the Premises (collectively, “Tenant’s HVAC System”). Landlord’s approval of such work will not be unreasonably withheld, provided that such installation shall otherwise be subject to the provisions of Article 4. Following the installation of Tenant’s HVAC System, Tenant shall be solely responsible, at its expense, for the operation, maintenance, repair and replacement of Tenant’s HVAC System.

          (d) Landlord will provide to Tenant condenser water sufficient to operate up to 400 tons of air-conditioning from the Building HVAC system on Business Days between the hours of 8:00 a.m. and 7:00 p.m., without additional charge to Tenant. Tenant shall have the right to tap into the Building’s condenser water system, at Tenant’s expense, at either of two locations on the tenth (10th) floor of the Building, one located in Staircase C, and the other located on the west side of the truck elevator area on the Eighth Avenue side of the Building.

There shall be no tap-in or other charge to Tenant for the initial work necessary to tap into the Building condenser water system. If Tenant requires condenser water at times other than between the hours of 8:00 a.m. and 7:00 p.m. on Business Days, then Landlord shall provide up to 400 tons of condenser water to Tenant at the Building’s then-applicable rate for overtime condenser water service. As of the date hereof, such rate is twenty-two cents ($0.22) per hour per ton of condenser water, subject to increase during the Term to reflect increases in Landlord’s actual costs in providing overtime condenser water service.

          (e) In connection with the installation of Tenant’s HVAC System, Landlord will not unreasonably withhold its consent to the removal by Tenant of certain windows in the Premises and the installation by Tenant of exterior louvers in place of such windows in the exterior curtain wall of the Building on the 15th Street and/or 16th Street sides of the Building, provided that (i) Tenant will not install louvers or in any other way alter the appearance of the windows of the Premises facing Eighth Avenue or on the 15th Street or 16th Street sides of the Building within two (2) full window bays of the Eighth Avenue façade of the Building, and (ii) all elements of the design and materials of such louvers that would be visible from the exterior of the Building shall be consistent with the existing louvers installed in the Building, in Landlord’s reasonable judgment.

          Section 10.3 Elevators. (a) Landlord shall provide passenger elevator service (consisting of not less than three (3) passenger elevators) to the Premises on Business Days from 8:00 a.m. to 8:00 p.m. and freight elevator facilities on a non-exclusive basis, on Business Days from 8:00 a.m. to 4:45 p.m. (“Freight Business Hours”), and shall have one passenger elevator available at all other times, so that Tenant shall have access to the Premises 24 hours a day, 365 days a year. Such elevator service shall be subject to such rules and regulations as Landlord may promulgate from time to time with respect thereto. Landlord shall have the right to change the operation or manner of operation of any of the elevators in the Building, to temporarily discontinue the use of any one or more cars in any of the passenger, freight or truck elevator banks, and/or to permanently or temporarily discontinue the use of any one or more cars in any of the freight or truck elevator banks, provided that Tenant shall continue to be provided with adequate freight elevator service, taking into account Tenant’s use of the Premises for the Permitted Uses. Tenant shall have the right to close off the elevator doors to the truck elevator located in the Premises so as to prevent access to the Premises through such doors, provided that Tenant shall not thereby interfere in any material respect with the functioning of the truck elevator itself.

          (b) Tenant shall have the right, in common with others, to use the Building freight elevators during Freight Business Hours on a first-come, first-served basis, including use in connection with the construction of the Initial Alterations and for moving into the Premises. Landlord will make the freight elevator available to Tenant during other than Freight Business Hours, on not less than 24 hours prior request by Tenant (subject to reasonable Building requirements and any prior reservations made by other tenants and occupants of the Building), and Tenant shall pay Landlord’s then-current hourly charge therefor as Additional Rent within thirty (30) days after demand. As of the date hereof, Landlord’ s current charge for freight elevator service during other than Freight Business Hours is $100 per hour, subject to increase to reflect increases in Landlord’s costs of providing such service (including the charges for a hoisting engineer, if required). Landlord shall provide Tenant with up to fifty (50) hours of overtime freight elevator service for the Initial Alterations and Tenant’s move into the Premises, at Landlord’s expense and without charge to Tenant.

          Section 10.4 Cleaning and Rubbish Removal. Tenant shall, at Tenant’s expense, provide cleaning services at the Premises pursuant to reasonable rules and regulations established by Landlord from time to time, and use a cleaning contractor approved by Landlord, which approval shall not be unreasonably withheld, subject to the provisions of Section 4.5. Tenant shall, at Tenant’s expense, provide refuse and rubbish removal service at the Premises at times, and pursuant to regulations, established by Landlord from time to time. Such services may be provided by Tenant’s own employees, subject to the provisions of Section 4.5.

          Section 10.5 Water. Landlord shall furnish cold water in such quantities as are reasonably required for ordinary drinking, lavatory, pantry, shower and cleaning purposes to the Premises, without additional charge to Tenant except as follows. If Tenant uses materially greater quantities of water than that ordinarily required for such purposes by reason of additional Alterations, then, at Landlord’s option, Landlord may install a water meter and thereby measure Tenant’s consumption of water for all purposes, and Tenant shall thereupon (a) pay to Landlord the cost of any such meters and their installation, (b) at Tenant’s expense, keep any such meters and any such installation equipment in good working order and repair, and (c) pay to Landlord, as Additional Rent, as and when billed therefor for water consumed, together with a charge for any required pumping thereof, all sewer rents, charges or any other taxes, rents, levies or charges which now or hereafter are assessed, imposed or shall become a lien upon the Premises or the Real Property pursuant to law, order or regulation made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system, and in default in making such payment Landlord may pay such charges and collect the same from Tenant.

          Section 10.6 No Warranty of Landlord. Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply (a) will be adequate for Tenant’s particular purposes or as to any other particular need of Tenant or (b) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or for repairs, additions, alterations, replacements, decorations or improvements which are, in the judgment of Landlord, necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall not (i) constitute an actual or constructive eviction, or disturbance of Tenant’s use and possession of the Premises, in whole or in part, (ii) entitle Tenant to any compensation or to any abatement or diminution of Fixed Rent or Additional Rent, except as expressly provided in this Lease, (iii) relieve Tenant from any of its obligations under this Lease, or (iv) impose any responsibility or liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements, decorations or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, except as provided in Section 6.3. Landlord shall not be required to furnish any services except as expressly provided in this Article 10.

          Section 10.7 Building Emergency Generator

          (a) At Tenant’s option, subject to the availability of emergency generator capacity in the Building from time to time, as determined by Landlord, Landlord shall make up to 1400 amperes of 460-volt emergency electric power service (“EPS”) available to Tenant for use in the Premises from the Building emergency electric generator system (the “Building Generator”), for a minimum term (the “EPS Term”), measured from the date Tenant connects to the Transfer Switch (defined below), equal to the lesser of five (5) years or the then-remaining Term of this Lease, as provided in this Section 10.7. Landlord shall reserve not less than 1400 amperes of EPS capacity for Tenant’s use for a period of one hundred eighty (180) days after the Commencement Date, but shall have no obligation to reserve EPS capacity for Tenant thereafter. If Tenant so elects, Tenant shall notify Landlord, and if (subject to the immediately preceding sentence) sufficient EPS capacity is then available, Landlord shall install, at Tenant’s expense (i) an automatic transfer switch (the “Transfer Switch”), in the Premises at a location to be designated by Landlord and reasonably satisfactory to Tenant, sufficient to supply the requested amperage of EPS at 460/480 volts to the Premises at connection points dedicated exclusively to Tenant, and (ii) a connection from the Building Generator to the Transfer Switch. Landlord shall make the EPS capacity so provided to Tenant available for the entire EPS Term. Tenant shall have the right to terminate its obligation to receive EPS from Landlord at any time after the expiration of the EPS Term, on not less than ninety (90) days prior notice to Landlord.

          (b) Tenant shall pay Landlord for EPS as follows:

(i) Tenant shall pay all actual costs and expenses incurred by Landlord in making EPS available to the Premises, including the costs to furnish and install the Transfer Switch and all cabling and other devices necessary to connect the Building Generator to the Transfer Switch, within thirty (30) days after demand by Landlord; and

(ii) Tenant shall pay an annual fee (the “EPS Fee”) during the EPS Term, irrespective of whether or not emergency power is ever required or used by Tenant, in the amount of $150.00 per ampere per year. The EPS Fee shall be payable by Tenant to Landlord as Additional Rent in advance in equal monthly installments on the first day of each month during the EPS Term.

          (c) Landlord shall supply EPS to Tenant only if there is an interruption or failure in the supply of electric current to the Premises, and under no other circumstances. Tenant shall be responsible for the payment of any occupancy tax, or any other tax (other than Landlord’s income tax) imposed upon the Additional Rent paid by Tenant pursuant to this Section 10.7.

          (d) Tenant shall not transfer or assign the right to receive EPS service except in connection with an assignment of this Lease consented to by Landlord as and to the extent required under Article 14, and under no circumstances shall this right be transferred or assigned to any party who is not a tenant under this Lease. Tenant acknowledges that the Building Generator (and any replacement or substitute therefor), and all connections thereto, are and shall remain the sole property of Landlord and may not be removed by Tenant.

          (e) Landlord shall have the right, in Landlord’s sole discretion and at Landlord’s expense, at any time and from time to time during the EPS Term, upon not less than thirty (30) days prior written notice to Tenant, to relocate any of the generators comprising the Building Generator system to other areas of the Building, or to substitute different or additional generators for those comprising the Building Generator system as of the date hereof. Tenant shall cooperate with Landlord to effectuate any such relocation or substitution affecting the Building Generator system.

          (f) Upon and subject to the provisions of this Lease, Landlord shall maintain and repair the Building Generator in good working order throughout the EPS Term, and shall maintain such service contracts and take such other actions as may be necessary in Landlord’s sole judgment to keep the Building Generator in good working order; provided, however, that Landlord shall not be liable in any way to Tenant for any delay, interruption, failure, variation or defect in or with regard to the Building Generator or EPS, and in no event shall Landlord be liable to Tenant for special, indirect or consequential damages which may result from any such delay, interruption, failure, variation or defect. Landlord will not contract to supply EPS to any Person that would cause the total contractual commitments for EPS capacity in the Building to exceed the capacity of the Building Generator. At Tenant’s request, Landlord will conduct tests of the Building Generator, but not more frequently than quarterly.

          Section 10.8 Antenna Equipment. (a) Landlord will grant to Tenant, for Tenant’s own use and not for resale purposes, without additional charge to Tenant, a non- exclusive license of sufficient space on the roof of the Building, at a location designated by Landlord, taking into account Tenant’s reasonable “line of sight” requirements, for the construction, installation, operation and use by Tenant of not more than two (2) antenna masts for the installation of up to two (2) satellite dishes, none of which shall exceed one (1) meter in diameter, as well as a cable television dish, for use in conjunction with Tenant’s equipment and facilities in the Premises, together with related cabling, mountings and supports for the foregoing (collectively, the “Antenna Equipment”), at a location or locations designated by Landlord, taking into account any reasonable “line of sight” requirements of Tenant. In lieu of the aforementioned two one-meter satellite dishes, Tenant may install one (1) satellite dish up to two (2) meters in diameter, provided that the location of such dish shall be satisfactory to Landlord and not visible from street level within a three-block radius of the Building. In addition, Landlord will make available to Tenant, without additional charge, electric power sufficient for Tenant’s needs in connection with the Antenna Equipment, at a location reasonably accessible to the Antenna Equipment.

          (b) Landlord retains the right to use the portions of the Building’s roofs adjacent to the Antenna Equipment for any purpose whatsoever, provided such use shall not interfere with the functioning of the Antenna Equipment. Tenant shall have reasonable access to the Antenna Equipment at all times, and Landlord shall not interfere with the use of the Antenna Equipment so as to cause the operation thereof to be interrupted or impaired. Tenant shall use and operate the Antenna Equipment so as not to cause any interference to Landlord’s use of the roof, or damage to or interference with the operation of the Building or the Building Systems. If any of the Antenna Equipment interferes with any equipment installed by Landlord or any other tenant in the Building, or interferes with the operation of the Building or the Building Systems, or if Landlord determines that the operation thereof (i) may cause a health hazard or danger to property, or (ii) may not be in accordance with governmental or quasi-governmental standards for non-ionizing radiation for occupational or general public health levels, then Tenant, at its expense, shall take all steps necessary to eliminate such interference, and if Tenant shall fail to eliminate such interference, Tenant shall relocate the Antenna Equipment to another area on the roof designated by Landlord. In the event Tenant fails, within thirty (30) days after notice, to relocate or remove the Antenna Equipment, Landlord may do so, and Tenant shall promptly reimburse Landlord for any costs and expenses incurred by Landlord in connection therewith.

          (c) Landlord may at its option, at any time during the Term on not less than thirty (30) days prior notice to Tenant (except in the event of an emergency) relocate the Antenna Equipment to another area on the roof designated by Landlord, provided that such relocation of the Antenna Equipment does not cause the operation thereof to be interrupted or impaired, other than temporarily, and except as set forth in Section 10.8(b), such relocation is performed at Landlord’s expense. Landlord shall use reasonable efforts to minimize the duration of such interruption, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, except as provided in Section 6.3. In such event Tenant shall pay, as Additional Rent upon presentation of appropriate invoices, all additional costs incurred by Landlord in connection therewith.

          (d) Landlord shall not have any obligations with respect to the Antenna Equipment or compliance with any Laws (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto, nor shall Landlord be responsible for any damage that may be caused to Tenant or the Antenna Equipment by any other tenant or occupant of the Building. Landlord makes no representation that the Antenna Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

          Section 10.9 Riser Space. Landlord will make available to Tenant, without additional charge, riser and lateral space sufficient to accommodate (i) five (5) conduits, each up to four (4) inches in diameter, running from the basement of the Building to the Premises or from the Premises to such other areas as are connection points for the Building’s service providers, and (ii) two (2) conduits, each up to two (2) inches in diameter, running from the Premises to the Antenna Equipment. Landlord will cooperate with Tenant in order to make available the most practicable existing direct pathways for such conduit, taking into account the rights of other tenants and occupants of the Building in the common areas of the Building and the common shafts and risers, and the Building construction rules and regulations with respect to such installations, provided that in no event shall any core drilling be required for such pathways. In addition, Landlord will provide a location in the basement of the Building, within a reasonable distance from Tenant’s conduit, for Tenant to install a 750 MCM copper insulated ground conductor connecting to the Premises. Landlord represents to Tenant that there is an existing

Verizon telephone point of termination closet installed on the tenth (10th) floor of the Building adjacent to the common area men’s room, but makes no representations as to the capacity of such closet. Tenant shall have the right to connect to such telephone closet, subject to the rights of Verizon therein. If Tenant requires additional riser space, then upon request by Tenant, subject to availability of riser space in the Building, as determined by Landlord in its reasonable discretion, Landlord will make available riser space at Landlord’s then-current rate for riser space in the Building, which rate is currently an annual charge of $10.00 per lineal foot. All work in connection with the installation of such conduit, including core drilling, if required, shall be performed by Tenant at Tenant’s expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall reasonably prescribe. Landlord shall make available to Tenant reasonable access within the Building’s core for purposes of such installation work.

          Section 10.10 An Affiliate of Landlord (such Entity, and any successor thereto, the “Operator”) has constructed a carrier-neutral cross-connect facility (sometimes referred to as a “meet-me-room”) to be available for use by Tenant, Landlord, other tenants and occupants of the Building, and telecommunications service providers to the Building (the “Meet-Me-Room”). Tenant agrees to license from the Operator space for the installation of a single cabinet, and to make interconnections to Tenant’s telecommunications service providers in the Building through the Meet-Me-Room, at a monthly access for such space charge in the amount of $1,000.00 per month ($12,000.00 per year), commencing on the date Tenant first occupies the Premises for the conduct of Tenant’s business, as Additional Rent on the first day of each month during the Term thereafter. Landlord will provide, install and connect, at Landlord’s expense, twenty-four (24) fiberoptic strands for fiber interconnectivity running from the Premises to the Meet-Me-Room, in accordance with Tenant’s requirements. There shall be no separate charge for cross-connects installed by or on behalf of Tenant in the Meet-Me-Room. Landlord shall provide one (1) twenty-ampere electrical circuit, at 460/480 volts, 3-phase, 4-wire, to Tenant for use in the Meet- Me-Room, without additional charge to Tenant. Except as set forth in this Section 10.10, Tenant shall not be required to pay any other costs or charges with respect to the Meet-Me-Room and Tenant’s use and occupancy thereof.

          (b) Tenant acknowledges that other tenants and occupants of the Building may have similar rights to use the Meet-Me-Room. In no event shall Tenant or any Tenant Party cause any interference with or damage to the Meet-Me-Room or any property of others located therein. At Landlord’s election, Landlord may also require that (i) all installations of equipment, connections, cages, cabinets, wiring and other items to be installed on behalf of Tenant shall be installed by Landlord or its designated contractors, and (ii) all users of the Meet-Me-Room shall use standard specifications for all wiring, cabling and connecting lines to be installed therein. If Landlord imposes the foregoing requirements, it shall use all commercially reasonable efforts to impose substantially the same requirements on all other users of the Meet-Me-Room (other than Landlord and its Affiliates). Tenant shall cooperate in keeping the Meet-Me-Room locked and in restricting access to the Meet-Me-Room to employees, contractors and other persons who need access in order to facilitate such interconnections. Landlord also shall have the right, in Landlord’s sole discretion, to enforce such other security measures and installation guidelines as Landlord deems appropriate. However, except to the extent resulting from the negligence or willful misconduct of Landlord or any Landlord Party, Landlord shall have no liability to Tenant for any damage or interference caused by any Person to Tenant or any Tenant’s Property in the Meet-Me-Room.

          (c) In the event that the Operator ceases to operate the Meet-Me-Room for any reason whatsoever, then, to the extent Landlord is not legally prevented from doing so, and so long as no Material Default shall then be continuing:

(i) For a period of not less than ninety (90) days following the date the Operator ceases to operate the Meet-Me-Room (the “Occupancy Period”), Landlord will provide the services required to be provided to Tenant in the Meet-Me-Room in accordance with industry custom and practice and the terms and conditions of Tenant’s license agreement with the Operator, provided that Landlord shall not be (A) liable for any previous default of the Operator under the applicable license agreement unless such previous default created or resulted in a condition that continues to exist following Landlord’s coming into possession of the Meet-Me-Room, in which event Landlord shall be obligated to cure such condition to the extent it adversely affects Tenant’s use, possession, enjoyment or occupancy of the Meet-Me-Room, and (B) in all events, Landlord shall have no liability to Tenant for any offsets, credits, prepaid license fees (unless actually received by Landlord) or any other financial obligations of any kind whatsoever in connection with the Meet-Me-Room; and

(ii) During the Occupancy Period, Landlord will not evict Tenant or otherwise disturb Tenant’s use, possession, occupancy and enjoyment of the Meet-Me-Room in accordance with the provisions of this Agreement.

          (d) On or before the last day of the Occupancy Period, Tenant shall vacate and surrender possession of its space in the Meet-Me-Room to Owner, and shall remove all of its interconnections and other installations from the Meet-Me-Room as provided in Section 10.10(e).

          (e) The privileges granted Tenant under this Section 10.10 merely constitute a license, shall not be deemed to grant Tenant a leasehold or other real property interest in the Meet-Me-Room or any portion thereof, shall continue until and automatically terminate and expire upon the expiration or earlier termination of this Lease, and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. On the Expiration Date or sooner termination of the Term, Tenant shall promptly remove, at Tenant’s expense, all cable, wiring, connecting lines, and other installations, equipment and property installed or placed by or for Tenant in the Meet-Me-Room.

     Article 11. Insurance

          Section 11.1 Tenant, at its expense, shall obtain and keep in full force and effect a policy of commercial general liability insurance, including premises operations and contractual liability under which the insurer agrees to insure Tenant’s obligations under Article 28, under which Tenant is named as the insured and Landlord, Landlord’s asset manager, Landlord’s managing agent for the Building, and any Superior Lessors and any Mortgagees (whose names shall have been furnished to Tenant) are named as additional insureds, which insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any Superior Lessors or Mortgagees named as additional insureds. Tenant’s primary commercial general liability policy shall contain a provision that the policy shall be noncancellable unless fifteen (15) days’ written notice shall have been given to Landlord and Landlord shall similarly receive fifteen (15) days’ notice of any material change in coverage. The minimum limits of liability (which may include umbrella coverage) shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000 per location general aggregate limit; provided, however, that Landlord shall retain the right to require Tenant to increase said coverage to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by prudent landlords of comparable buildings in the City of New York, and provided further that Landlord shall require similar increases of other tenants of space in the Building comparable to the Premises, to the extent Landlord shall then have the right to do so under applicable leases. Tenant shall also obtain and keep in full force and effect during the Term (a) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “all risk” insurance policies with extended coverage (including theft, sprinkler leakage and boiler and machinery, if applicable) at full replacement value, to Tenant’s Property and Alterations for the full insurable value thereof or on a replacement cost basis; (b) Workers’ Compensation Insurance, as required by law; (c) New York Disability Benefits Law Policy; (d) liquor liability coverage, if alcohol is served or permitted on the Premises, and (e) such other insurance in such amounts as Landlord, any Mortgagee or Superior Lessor may reasonably require from time to time, based upon insurance standards then customarily imposed upon other commercial office tenants in Manhattan. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a Best’s Rating” of “A-” and a “Financial Size Category” of at least “IX” or if such ratings are not then in effect, the equivalent thereof. Tenant shall have the right to insure and maintain the insurance coverages set forth in this Section 11.1 under blanket insurance policies covering other premises occupied or owned by Tenant and Tenant’s Affiliates, so long as such blanket policies comply as to terms and amounts with the insurance provisions set forth in this Lease without co-insurance, and provided that upon request, Tenant shall deliver to Landlord a certificate of Tenant’s insurer evidencing the portion of such blanket insurance allocated to the Premises.

          Section 11.2 (a) Landlord and Tenant hereby waive any and all rights of recovery against the other, and against any Landlord Party or Tenant Party, as the case may be, for loss of or damage to the property of the waiving party to the extent such loss or damage would be covered under a comprehensive “all risk” insurance policy with extended coverage at full replacement value insuring Tenant’s Property and Alterations or Landlord’s interest in the Building, as the case may be. In addition, the parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and subject to obtaining such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, hereby agree not to make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards covered by such fire and extended coverage insurance. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to Alterations or Tenant’s Property, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

          (b) Landlord and Tenant each hereby releases the other (and the respective Landlord Parties and Tenant Parties, as the case may be) with respect to any claim (including a claim for negligence) that it might otherwise have against the other party for loss, damages or destruction of the type that would be covered under a comprehensive “all risk” insurance policy with extended coverage; i.e., in the case of Landlord, as to the Building, and, in the case of Tenant, as to Tenant’s Property and Alterations (including rental value or business interruption, as the case may be) occurring during the Term.

          (c) For so long as 111 Chelsea LLC (“Current Landlord”) shall remain the owner of the Building, Current Landlord agrees to maintain (i) insurance against loss or damage to the Building by fire and such other risks and hazards as are insurable and available at commercially reasonable rates under then available forms of “all risk” insurance policies with extended coverage, and (ii) a policy of commercial general liability insurance with minimum limits of liability in amounts comparable to insurance maintained by other prudent landlords of comparable buildings in the City of New York.

          Section 11.3 On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance required to be carried by Tenant pursuant to this Article 11, including evidence of waivers of subrogation required pursuant to Section 11.2. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least twenty (20) days prior to the expiration of such policy.

     Article 12. Destruction of the Premises; Property Loss or Damage

          Section 12.1 (a) If the Premises are damaged by fire or other casualty, or if the Building is so damaged that Tenant shall be deprived of reasonable access to the Premises or use of the Premises, Tenant shall give prompt notice thereof to Landlord, and the damage (i) to the Building shall be repaired by and at the expense of Landlord so that access to the Premises shall be substantially the same as prior to the damage, and (ii) to the Premises shall be repaired (A) by Landlord as to the core, shell, floor slab, roof, windows, curtain wall and other structural elements of the Building located in the Premises, and the Building Systems to the point of delivery to the Premises (the “Base Building Restoration”), and (B) by Tenant as to all other elements of the Premises, including Alterations and Tenant’s Property. Commencing on the date of such fire or other casualty, Fixed Rent and Additional Rent shall be reduced in the proportion that the area of the part of the Premises that is neither usable nor used by Tenant bears to the total Premises Area (provided, however, that in the event that the Premises shall be so damaged so as not to be usable or accessible and Tenant is unable to conduct its business in the remaining portion of the Premises, then Fixed Rent and Additional Rent shall be entirely abated), until the earlier to occur of (1) one hundred fifty (150) days after the date the Base Building Restoration shall be Substantially Completed, or (2) the date Tenant shall resume occupancy of the Premises for the conduct of its business. Landlord shall have no obligation to repair any damage to, or to replace, any Alterations or Tenant’s Property.

          Section 12.2 Notwithstanding anything to the contrary set forth in Section 12.1, if (a) the Premises are totally damaged or are rendered wholly untenantable, or (b) the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) such that (i) the cost of restoration would require the expenditure of more than thirty-five (35%) percent of the full insurable value of the Building immediately prior to the casualty, and (ii) as a result thereof, Landlord shall have terminated the leases of tenants occupying not less than thirty-five percent (35%) of the floor area of the portion of the Building extending twelve (12) full column bays west from Eighth Avenue, and from the ground floor to the roof, then in such event, Landlord may, not later than sixty (60) days following the date of the damage, give Tenant a notice in writing terminating this Lease. If this Lease is so terminated, the Term shall expire upon the tenth (10th) day after such notice is given, and Tenant shall vacate and surrender the Premises to Landlord as soon as reasonably practicable thereafter. Upon the termination of this Lease under the conditions provided for in this Section 12.2, Tenant’s liability for Fixed Rent and Additional Rent shall cease as of the date of such fire or other casualty, and Landlord shall refund to Tenant the Security Deposit and any prepaid portion of Fixed Rent or Additional Rent for any period after such date.

          Section 12.3 (a) If the Premises are damaged by fire or other casualty and are rendered wholly untenantable thereby, or if the Building shall be so damaged that Tenant shall be deprived of reasonable access to the Premises, and if Landlord shall not have terminated this Lease pursuant to Section 12.2, Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect believes the restoration of the Premises shall be Substantially Completed. If the Restoration Notice shall indicate that the restoration shall not be substantially completed within twelve (12) months following the date of such damage or destruction, Tenant shall have the right to terminate this Lease by giving written notice (the “Termination Notice”) to Landlord not later than forty-five (45) days following receipt of the Restoration Notice. If Tenant gives a Termination Notice, this Lease shall be deemed cancelled and terminated as of the date of the giving of the Termination Notice as if such date were the Expiration Date, and Fixed Rent and Additional Rent shall be apportioned and shall be paid or refunded, as the case may be up to and including the date of such damage or destruction. Notwithstanding anything set forth to the contrary in this Article 12, in the event that a fire or other casualty rendering the Premises wholly untenantable, or that causes substantial damage to the Premises or prevents access thereto, shall occur during the final eighteen (18) months of the Term, either Landlord or Tenant may terminate this Lease by giving the other party a Termination Notice as set forth herein.

          (b) If Tenant shall either have had the right to give a Termination Notice pursuant to Section 12.3(a), but shall not have done so, or shall not have had the right to give a Termination Notice pursuant to Section 12.3(a), and in either case Landlord shall fail to Substantially Complete the Base Building Restoration within twelve (12) months following the date of such damage or destruction, then Tenant shall again have the right to terminate this Lease by giving a Termination Notice, and unless Landlord Substantially Completes the Base Building Restoration within thirty (30) days following the giving of such Termination Notice, this Lease shall be deemed canceled and terminated as set forth in this Section 12.3.

          Section 12.4 This Article 12 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case. The provisions of this Article 12 shall survive the Expiration Date or sooner termination of the Term.

     Article 13. Eminent Domain

          Section 13.1 (a) If (i) all of the floor area of the Premises, or so much thereof as shall render the Premises wholly untenantable, shall be acquired or condemned for any public or quasi-public use or purpose, or (ii) a portion of the Real Property, not including the Premises, shall be so acquired or condemned, but by reason of such acquisition or condemnation, Tenant no longer has means of access to the Premises, then this Lease and the Term shall end as of the date of the vesting of title with the same effect as if that date were the Expiration Date. In the event of any termination of this Lease and the Term pursuant to the provisions of this Article 13, Fixed Rent and Additional Rent shall be apportioned as of the date of sooner termination and any prepaid portion of Fixed Rent or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

          (b) If the part of the Real Property so acquired or condemned contains more than ten percent (10%) of the total Premises Area immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within forty-five (45) days following the date Tenant receives notice of such acquisition or condemnation. If Tenant so notifies Landlord, this Lease shall terminate and the Term shall end and expire upon the thirtieth (30th) day following the giving of such notice.

          Section 13.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or any Alterations, and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 13.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking and for any moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord.

          Section 13.3 If only a part of the Real Property shall be so acquired or condemned then, subject to Section 13.1, this Lease and the Term shall continue in force and effect. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned so as to constitute tenantable Premises. From and after the date of the vesting of title, Fixed Rent and Additional Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation.

     Article 14. Assignment and Subletting

          Section 14.1 (a) Except as expressly provided in this Article 14, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor sublet (nor underlet), nor suffer, nor permit the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole and absolute discretion. If this Lease is assigned, or if the Premises or any part thereof are sublet or occupied by anybody other than Tenant, or if this Lease or the Premises are encumbered (whether by operation of law or otherwise) without Landlord’s consent, then Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Fixed Rent and Additional Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions hereof, the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant its obligations under this Lease, and Tenant shall remain fully liable therefor. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord, to the extent required hereunder, to any further assignment or subletting. Except as otherwise expressly provided herein, in no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance, which consent, will not be unreasonably withheld, subject to the provisions of Section 14.6. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 14 shall be void.

          (b) Notwithstanding anything to the contrary set forth in this Article 14 or elsewhere in this Lease, Landlord hereby consents to a sublease by Tenant to the New York Industrial Development Agency (the “IDA”) of certain of Tenant’s Alterations and improvements to the Premises and to a sub-sublease by the IDA to Tenant of such Alterations and improvements, provided that such sublease and sub-sublease shall be subject and subordinate in all respects to this Lease, to all matters to which this Lease is subject and subordinate, and to all of Landlord’s rights and remedies under this Lease. Landlord agrees to cooperate, at no cost to Landlord, in all other reasonable requests of Tenant, the IDA, or the New York City Economic Development Corporation in order to provide for the continuation of certain economic incentive benefits currently available to Tenant, or for Tenant to receive new or additional benefits.

          Section 14.2 If Tenant intends to assign this Lease or sublet all or part of the Premises, Tenant shall give notice (a “Tenant’s Notice”) thereof to Landlord, setting forth: (a) as to an assignment of this Lease, the date Tenant desires the assignment to be effective and any consideration Tenant would receive for such assignment, (b) as to a sublease of all or a part of the Premises (i) the proposed commencement date (which shall be not less than thirty (30) nor more than one hundred and eighty (180) days after the giving of Tenant’s Notice) and expiration date of the sublease, (ii) the rental rate and other material business terms on which Tenant would sublease such premises, and (iii) a description of the Premises showing the portion to be sublet, (c) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (d) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report, and (e) a true and complete copy of a term sheet or summary of terms (which need not be legally binding) agreed to by Tenant and the proposed assignee or subtenant with respect to the proposed assignment or sublease, and any other agreements relating thereto. Tenant’s Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (A) sublease such space (the “Leaseback Space”) from Tenant as provided in Section 14.4, or (B) if the proposed transaction is (1) an assignment of this Lease, or (2) a subletting of eighty percent (80%) or more of the Premises Area for all or substantially all of the remaining Term, terminate this Lease. The foregoing options may be exercised by Landlord by notice given to Tenant within thirty (30) days after delivery of Tenant’s Notice to Landlord, and during such thirty-day period, Tenant shall not assign this Lease nor sublet such space to any Person other than Landlord.

          Section 14.3 If Landlord exercises its option to terminate this Lease pursuant to Section 14.2, then this Lease shall terminate and expire on the date that such assignment or sublease was to be effective or commence, as the case may be, and Fixed Rent and Additional Rent due hereunder shall be paid and apportioned to such date. In such event, Landlord and Tenant, on request of either party, shall enter into an amendment of this Lease ratifying and confirming such termination. Following such termination, Landlord shall be free to and shall have no liability to Tenant if Landlord should lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

          Section 14.4 If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord or its designee (as subtenant) shall be at a rental rate equal to the product of (i) the rental rate per Rentable Square Foot of rent and additional rent set forth in Tenant’s Notice, multiplied by (ii) the Rentable Square Foot area of the Leaseback Space, shall be for the same term as that of the proposed subletting, and such sublease shall:

          (a) be upon such other terms and conditions as are contained in Tenant’s Notice, and be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease, except such as are irrelevant or inapplicable, and except as expressly set forth in this Article 14 to the contrary;

          (b) give the subtenant the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space and to make any and all changes, alterations and improvements in the space covered by such sublease, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord or its designee the option to extend the term of such sublease for the balance of the Term less one day;

          (c) provide that any assignee or further subtenant of Landlord or its designee, may, at Landlord’s option, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease; provided, however, that such assignee or subtenant shall, at its expense, repair any damage and injury caused by such removal; and

          (d) provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or sublease by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant shall, at Tenant’s expense, at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord may, at Tenant’s expense, make such alterations as may be required or deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any Laws or insurance requirements relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the subtenant to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition, and provided that Tenant shall have no obligation under this Lease to restore any Alterations made by or on behalf of such subtenant. Notwithstanding the foregoing, if such sublease is for a term expiring not less three (3) years prior to the Expiration Date, Landlord shall restore, or cause to be restored, any Alterations made in the Leaseback Space by Landlord or the subtenant that were made without the prior approval of Tenant, which approval shall not be unreasonably withheld as to Alterations that are not Non-Standard Alterations.

          Section 14.5 (a) If Landlord exercises its option to sublet the Leaseback Space, Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Space during the period of time it is so sublet to Landlord, except as to any obligation which arises out of or results from the negligence or willful misconduct of Tenant or any Tenant Party.

          (b) Performance by Landlord, or its designee, under a sublease of the Leaseback Space shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

          (c) Tenant shall have no obligation, at the Expiration Date or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord (or Landlord’s designee).

          (d) Any consent required of Tenant, as Landlord under the sublease, shall be deemed granted if consent with respect thereto is granted by Landlord under this Lease, and any failure of Landlord (or its designee) to comply with the provisions of the sublease other than with respect to the payment of Fixed Rent and Additional Rent to Tenant, shall not constitute a default thereunder or hereunder if Landlord shall have consented to such non-compliance.

          Section 14.6 In the event Landlord does not exercise either option provided to it pursuant to Section 14.2, and provided that no monetary or other material Event of Default (a “Material Default”) shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant, Landlord’s consent (which must be in writing and in form and substance reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld or delayed for more than ten (10) days; provided, however, that:

          (a) Tenant shall have complied with the provisions of Section 14.2 and Landlord shall not have exercised any of its options thereunder within the time permitted therefor;

          (b) In Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (i) is in keeping with the then standards of the Building, and (ii) does not violate the restrictions set forth in Article 3;

          (c) The proposed assignee or subtenant is a reputable Person with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with evidence thereof;

          (d) In the event Landlord has comparable space in the Building available for lease for a comparable term (“Comparable Space”), then (i) neither the proposed assignee or subtenant, nor any Affiliate thereof, is then an occupant of any part of the Building, and (ii) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord’s agents are then, or have been within the previous six (6) month period, negotiating in connection with the rental of space in the Building (for purposes hereof “negotiating” means that a Person has submitted or received a written proposal or term sheet, attended meetings to negotiate business terms, or has received proposed lease documents);

          (e) The form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant shall deliver a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly upon the execution and delivery thereof;

          (f) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, setting forth the terms and conditions upon which Landlord shall have granted its consent to such assignment or subletting, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;

          (g) There shall not be more than three (3) occupants of the Premises (including Tenant and any other permitted occupants and subtenants);

          (h) [Intentionally Omitted];

          (i) Tenant shall reimburse Landlord, as Additional Rent upon demand, for (A) the out-of-pocket costs and expenses incurred by Landlord in connection with the assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications proposed to be made in connection therewith, and (B) Landlord’s reasonable legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord’s written consent to the sublease or assignment;

          (j) Tenant shall not have (i) advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld or delayed for more than ten (10) days, or (ii) listed the Premises for sublease or assignment with a broker, agent or otherwise at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease Comparable Space in the Building;

          (k) The proposed occupancy shall not impose an extra burden on services to be supplied by Landlord to Tenant, unless Tenant and such proposed subtenant or assignee shall agree with Landlord in writing to pay the costs of such additional services; and

          (l) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of New York State.

Except for any sublease by Tenant to Landlord or its designee pursuant to this Article 14, each sublease pursuant to this Section 14.6 shall be subject to all of the provisions of this Lease. Notwithstanding any such sublease to Landlord (but subject to the other provisions of this Article 14) or any such sublease to any other subtenant, or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.

          Section 14.7 In the event that (a) Landlord fails to exercise either of its options under Section 14.2 and consents to a proposed assignment or sublease, and (b) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within one hundred eighty (180) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Section 14.2 before assigning this Lease or subletting all or part of the Premises.

          Section 14.8 No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease. Except for subleases entered into pursuant to Sections 14.10 or 14.11, no sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and approved in writing by Landlord, which approval shall not be unreasonably withheld. Each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any counterclaim, offset or defense, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease (unless consented to by Landlord) by any previous prepayment of more than one month’s Fixed Rent or of any Additional Rent (unless such prepaid Rent is actually received by Landlord), or (iv) be obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.

          Section 14.9 If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder (other than those permitted under Section 14.10 or 14.11), Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent:

(a) In the case of an assignment, on the effective date of the assignment, an amount equal to fifty percent (50%) of (i) all sums and other consideration paid to Tenant for such assignment, including amounts attributed or attributable to the sale of Tenant’s Property (less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns), minus (ii) the reasonable out-of-pocket costs and expenses of Tenant in entering into such assignment, such as brokerage fees, legal fees, architectural fees and advertising fees paid to unrelated third parties, and the cost of any improvements or Alterations made by Tenant solely for the purpose of preparing the Premises or portion thereof for such assignment.

(b) In the case of a sublease, an amount equal to fifty percent (50%) of (i) all rents, additional charges or other consideration payable to Tenant under the sublease in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including sums paid for the sale or rental of Tenant’s Property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, determined on the basis of Tenant’s federal income tax returns) minus (ii) the reasonable out-of-pocket costs and expenses of Tenant in entering into such sublease, such as brokerage fees, legal fees, architectural fees and advertising fees paid to unrelated third parties, and the cost of any improvements or Alterations made by Tenant solely for the purpose of preparing the Premises or portion thereof for such sublease, and work allowances actually paid to the subtenant. The sums payable under this Section 14.9(b) shall be paid by Tenant to Landlord as Additional Rent as and when paid by the subtenant to Tenant.

          Section 14.10 (a) If Tenant is an Entity, and a majority of the Ownership Interests in Tenant are not publicly traded on a recognized stock exchange or over-the-counter market, then any transfer (by one or more transfers), of a majority of the Ownership Interests of Tenant shall be deemed an assignment of this Lease for all purposes of this Article 14. The term “transfer” shall be deemed to include the issuance of new Ownership Interests resulting in a majority of the Ownership Interests of Tenant being held by Persons which do not hold a majority of the Ownership Interests of Tenant on the date hereof, except for (i) transfers by owners of Ownership Interests to members of their immediate families or to trusts for the benefit of such family members, (ii) public offerings of Ownership Interests on a recognized stock exchange or over-the-counter market, and (iii) transactions permitted pursuant to Section 14.10(b). The transfer of a majority of the Ownership Interests of Tenant through one or more transfers on a recognized stock exchange or over-the-counter market shall not be deemed an assignment of this Lease for purposes of this Article 14.

          (b) If Tenant is an Entity, and Tenant is merged or consolidated with another Entity, or if substantially all of Tenant’s assets are transferred to another Entity, then such merger, consolidation or transfer of assets shall be deemed an assignment of this Lease for all purposes of this Article 14. Notwithstanding the foregoing, Landlord’s consent shall not be required for such assignment, and the provisions of Sections 14.2, 14.6, 14.9 and 14.10 shall not be applicable thereto, so long as each of the following conditions have been satisfied: (i) such merger, consolidation or transfer of assets shall have been made for a legitimate independent business purpose and not for the principal purpose of transferring this Lease, (ii) the successor to Tenant or transferee of substantially all of Tenant’s assets shall have a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the lesser of (A) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (B) the net worth of Tenant herein named on the date of this Lease, and (iii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

          (c) The limitations set forth in this Section 14.10 shall be deemed to apply to subtenants, assignees and guarantors of this Lease, if any, and any transfer of Ownership Interests in, or any merger, consolidation or transfer of assets of, any such Entity in violation of this Section 14.10 shall be deemed to be an assignment of this Lease in violation of Section 14.1

          (d) A material modification, amendment or extension of a sublease shall be deemed a sublease for the purposes of Section 14.1, and a lease takeover agreement shall be deemed an assignment of this Lease for the purposes of Section 14.1. Notwithstanding anything to the contrary set forth in this Article 14, if a subtenant of any portion of the Premises violates the provisions of this Article 14, then so long as Tenant promptly commences and diligently prosecutes to completion (or settlement) appropriate legal proceedings against such subtenant, the fifteen Business Day period set forth in Section 16.1(b) shall be deemed extended, and no Event of Default shall be deemed to have occurred under this Lease on account of such violation by such subtenant.

          Section 14.11 Provided that no Material Default shall then have occurred and be continuing, Tenant may, without Landlord’s consent, but upon not less than ten (10) days’ prior notice to Landlord, (i) permit any Affiliate of Tenant to sublet all or part of the Premises for any

Permitted Use, or (ii) assign this Lease to any Affiliate of Tenant, and in either such case, the provisions of Sections 14.2, 14.6, 14.9 and 14.10 shall not be applicable thereto. In no event shall any sublease to an Affiliate be deemed to vest in any such Affiliate any right or interest in this Lease or the Premises. In no event shall any assignment or sublease to an Affiliate relieve, release, impair or discharge any of Tenant’s obligations under this Lease.

          Section 14.12 (a) Any assignment or transfer which is deemed an assignment of this Lease, whether made with Landlord’s consent pursuant to Section 14.1 or without Landlord’s consent to the extent permitted under Sections 14.10 and 14.11, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Section 14.1 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.

          (b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

          (c) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege extended by Landlord, revocable at Landlord’s will by notice to Tenant, provided that Landlord shall not unreasonably revoke such privilege as to any Affiliate of Tenant, or any subtenant of Tenant or assignee of this Lease approved by Landlord pursuant to this Article 14.

          (d) Tenant shall indemnify Landlord and the Landlord Parties, in accordance with the provisions of Article 28, from any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) resulting from any claims against Landlord by any Person in connection with any proposed or actual assignment of this Lease or subletting of all or any portion of the Premises except to the extent caused by the negligence or wilful misconduct of Landlord or any Landlord Party.

          Section 14.13 (a) For purposes of this Section 14.13, the following terms have the following meanings:

(i) “Eligible Sublease” means a direct sublease between Tenant and an Eligible Subtenant demising the entire Premises Area for an initial sublease term (i.e., not including any renewals) of not less than five (5) years.

(ii) “Eligible Subtenant” means a Person who or which is not an Affiliate of Tenant, and has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question. The financial condition of a subtenant shall be deemed satisfactory if such subtenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, equal to or greater than Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00).

(iii) “Landlord Non-Disturbance Agreement” means a non-disturbance agreement in customary form, reasonably satisfactory to Landlord, providing in substance that (A) Landlord will not name or join the Eligible Subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease, and (B) if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder (any such termination, an “Attornment Event”), then Landlord will recognize the Eligible Subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease as amended upon an Attornment Event as provided in Section 14.13(c).

(iv) “Subtenant LC” means a letter of credit in the amount of the Security Deposit, to be deposited by the Eligible Subtenant with Landlord in accordance with all of the requirements set forth in Article 32 of this Lease.

          (b) Landlord shall, within thirty (30) days after Tenant’s request, accompanied by an executed counterpart of the Eligible Sublease such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 14.13 have been satisfied, and so long as no Event of Default shall then have occurred and be continuing under this Lease, deliver to Tenant and the Eligible Subtenant a Landlord Non-Disturbance Agreement. Following the Eligible Subtenant’s execution and delivery of the Landlord Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart thereof to the Eligible Subtenant.

          (c) The Landlord Non-Disturbance Agreement shall provide that, upon an Attornment Event, and notwithstanding anything to the contrary set forth therein, the Eligible Sublease shall be deemed amended as follows:

(i) If applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal to the Fixed Rent and Additional Rent that would have been payable under this Lease had this Lease not been terminated.

(ii) The terms and provisions thereof shall be restated to be substantially the same as the terms and provisions of this Lease, except that (A) the length of the term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the Eligible Sublease shall not include any rights that are limited to or dependent upon occupancy by DoubleClick Inc. (“Original Tenant”), or any rights of Tenant under this Lease which the Eligible Subtenant is not entitled to under the terms of the Eligible Sublease, and (C) if the Eligible Sublease contains one or more provisions that are more restrictive of the Eligible Subtenant thereunder than the corresponding provisions of this Lease are with respect to Tenant hereunder, then the more restrictive Eligible Sublease provisions shall continue in effect under the Eligible Sublease.

(iii) The Eligible Subtenant shall deposit the Subtenant LC with Landlord, to be held by Landlord pursuant to Article 32 of this Lease.

(iv) The Eligible Subtenant shall attorn to Landlord in accordance with the provisions of this Lease, as modified hereby.

          (d) Notwithstanding anything to the contrary set forth in this Section 14.13, any Landlord Non-Disturbance Agreement shall (i) be personal to the Eligible Subtenant, and (ii) provide that in the event of a termination of this Lease other than by reason of Tenant’s default or Tenant’s voluntary surrender (for example, following damage or destruction pursuant to Article 12), then the Landlord Non-Disturbance Agreement shall automatically terminate and be of no further force and effect as of the termination date of this Lease.

     Article 15. Access to Premises

          Section 15.1 Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the Building to erect, use and maintain ducts, pipes and conduits in and through the Premises, provided that such installations (i) are concealed within existing walls, columns and ceilings, to the extent feasible, and where not feasible, are appropriately furred and finished, (ii) do not cause the usable area of the Premises to be reduced except to a de minimis extent, and (iii) do not interfere, except to a de minimis extent, with Tenant’s use and occupancy of the Premises. Landlord shall promptly repair any damage to the Premises, Alterations or Tenant’s Property caused by any work performed pursuant to this Article 15. Landlord shall undertake any such work in such a manner so as to minimize any interference that might be occasioned to Tenant’s business operations and to minimize any damage that might result to the appearance or function of the affected areas of the Premises; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever, except as provided in Section 6.3. Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except no such prior notice shall be required in case of emergency), which notice may be oral, to examine the same, to show them to prospective purchasers, Mortgagees, Superior Lessors or ground lessees of the Building and their respective agents and representatives, or (during the final 12 months of the Term) to prospective tenants of the Premises, and to make such repairs, alterations, improvements or additions (i) as Landlord may deem necessary or desirable to the Premises, to the extent expressly set forth herein, or to any other portion of the Building, or (ii) which Landlord may elect to perform following Tenant’s failure, after notice and an opportunity to cure, except in an emergency, to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with applicable Laws, and Landlord shall be allowed to take all material into and upon the Premises to the extent required without constituting an eviction or constructive eviction of Tenant in whole or in part, and Fixed Rent and Additional Rent will not be abated (except as expressly provided in this Lease) while such repairs, alterations, improvements or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise.

          Section 15.2 (a) If Tenant shall not be present when for any reason entry into the Premises shall be necessary by reason of emergency, Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

          (b) Notwithstanding the foregoing, Landlord agrees that except in an emergency, neither Landlord nor any Landlord Party shall enter the Permitted Data Center without a representative of Tenant present during such entry. Tenant agrees to make a representative available to Landlord for any such entry upon at least one (1) day’s prior notice, which notice may be oral or electronic.

          Section 15.3 Landlord shall have the right from time to time to alter the Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided that (i) Tenant shall not be thereby deprived of access to the Premises, (ii) no such changes by Landlord shall interfere, in any material respect, with Tenant’s use and occupancy of the Premises, and (iii) if Landlord moves or alters any Common Area Bathrooms previously renovated by Tenant pursuant to Section 5.3(b), Landlord shall restore or refurbish such affected Common Area Bathrooms substantially in the same manner and quality as Tenant’s prior renovations thereof. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling (other than Tenant’s HVAC System and the conduits provided to Tenant pursuant to Section 10.9), plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair.

     Article 16. Default

          Section 16.1 Each of the following events shall be an “Event of Default” hereunder:

(a) if Tenant defaults in the payment when due of any installment of Fixed Rent, and such default shall continue for a period of five (5) Business Days after notice thereof from Landlord, or in the payment when due of any Additional Rent, and such default continues for a period of ten (10) days after notice thereof from Landlord; or

(b) if Tenant’s interest in this Lease is transferred in violation of Article 14 and such event is not cured within fifteen (15) Business Days after notice from Landlord; or

(c) if the Premises or a substantial portion thereof is abandoned; or

(d) (i) if Tenant admits in writing its inability to pay its debts as they become due; or

(ii) if Tenant commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii) if Tenant makes a general assignment for the benefit of creditors; or

(iv) if any case, proceeding or other action is commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (2) remains undismissed for a period of ninety (90) days; or

(v) if any case, proceeding or other action is commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days after the entry thereof; or

(vi) if Tenant takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Subsections 16.1(d)(ii), (iii), (iv) or (v); or

(vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant, which appointment is not vacated or effectively stayed within thirty (30) days, or if any such vacating or stay does not thereafter remain in effect; or

(e) if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or, if such default is of such a nature that it cannot be completely remedied within such period of thirty (30) days, if Tenant fails to commence to remedy such default within such thirty-day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default.

          Section 16.2 If an Event of Default occurs, Landlord may at any time thereafter give written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice, which date shall not be less than seven (7) days after the giving of such notice. If Landlord gives such notice, this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date set forth in such notice were the Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(d), or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on seven (7) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said seven (7) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

          Section 16.3 If, at any time, (a) Tenant shall comprise two (2) or more Persons, (b) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (c) Tenant’s interest in this Lease shall have been assigned, the word “Tenant,” as used in Section 16.1(d), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 16.1(d) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Fixed Rent and/or Additional Rent or a waiver on the part of Landlord of any rights under this Lease.

     Article 17. Remedies and Damages

          Section 17.1 (a) If an Event of Default shall occur, and this Lease and the Term shall expire and come to an end as provided in Article 16:

(i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such Event of Default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice to the maximum extent permitted by Law, either by summary proceedings, or by any other applicable action or proceeding (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

(ii) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

          (b) To the maximum extent permitted by Law, Tenant hereby waives the service of any notice of intention to re-enter or to institute legal proceedings to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any Persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth in this Lease are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

          Section 17.2 (a) If this Lease and the Term shall expire and come to an end as provided in Article 16, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(i) Tenant shall pay to Landlord all Fixed Rent and Additional Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(ii) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (the “Deficiency”) between (A) Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Subsection 17.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting). Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as and for liquidated and agreed final damages, a sum equal (A) to the amount by which the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (without taking into account any termination thereof and/or re-entry pursuant to this Lease, and conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at a rate of interest per annum equal to the rate then applicable to United States Treasury Bills having a term equal to the then unexpired Term of the Lease, less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of Subsection 17.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

          (b) If Landlord shall relet the Premises, or any part thereof, together with other space in the Building, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease.

     Article 18. Fees and Expenses

          Section 18.1 If an Event of Default shall occur under this Lease or if Tenant shall do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, or if Tenant shall fail to comply with its obligations under this Lease and the preservation of property or the safety of any tenant, occupant or other person is threatened thereby, Landlord may, after reasonable prior notice to Tenant except in an emergency, perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement (with reasonable backup) to Tenant therefor.

          Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent within five (5) days of the date due, or Additional Rent within five (5) days after notice from Landlord that same was due and not paid, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

     Article 19. No Representations by Landlord

          Except as and to the extent expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises or the Building, (b) the amount of any current or future Taxes, (c) the compliance with applicable Laws of the Premises or the Building, or (d) the suitability of the Premises for any particular use or purpose. No rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise, except as expressly set forth herein. This Lease (including any Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

     Article 20. End of Term

          Section 20.1 On the Expiration Date or sooner termination of this Lease, Tenant shall quit and surrender the Premises to Landlord, vacant, broom clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and the Non-Standard Alterations from the Premises, and this obligation shall survive the Expiration Date or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day immediately preceding. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20.

          Section 20.2 Tenant acknowledges that Tenant or any Tenant Party remaining in possession of the Premises after the Expiration Date or earlier termination of this Lease would create an unusual hardship for Landlord and for any prospective tenant. Tenant therefore covenants that if for any reason Tenant or any Tenant Party shall fail to vacate and surrender possession of the Premises or any part thereof on or before the Expiration Date or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a holdover tenant, during which time, without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or under applicable Laws, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, an amount equal to: (i) one hundred fifty percent (150%) of the total monthly amount of Fixed Rent and Additional Rent payable hereunder immediately prior to the Expiration Date or earlier termination (the “Existing Rent”) for the first thirty (30) days during which Tenant remains in possession of all or any portion of the Premises, and (ii) two hundred percent (200%) of the Existing Rent thereafter. The provisions of this Section 20.2 shall not in any way be deemed to (A) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease, or (B) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. Tenant’s obligations under this Article 20 shall survive the Expiration Date or earlier termination of this Lease.

     Article 21. Quiet Enjoyment

          Provided no Event of Default has occurred and is continuing, Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

     Article 22. No Waiver; Non-Liability

          Section 22.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise.

          Section 22.2 The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord or the payment by Tenant of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner. No provision of this Lease shall be deemed to have been waived by either Landlord or Tenant, unless such waiver be in writing signed by the party against whom such waiver is claimed. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

          Section 22.3 (a) Except to the extent arising from the negligence or willful misconduct of Landlord or any Landlord Party, neither Landlord nor any Landlord Party shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, provided, however, that Tenant, in accordance with Section 11.2, shall first look for recovery to any insurance required to be carried by Tenant pursuant to the terms of this Lease); nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Premises or in the Building (except that Landlord shall be required to repair such defects to the extent provided in Article 6). Nothing in the foregoing shall affect any right of Landlord to the indemnity from Tenant to which Landlord may be entitled under Article 28.

          (b) If, at any time or from time to time, any windows of the Premises are temporarily closed, darkened or bricked-up for any reason whatsoever, or any of such windows are permanently closed, darkened or bricked-up if required by any Law or related to any construction upon property adjacent to the Real Property by parties other than Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Fixed Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.

     Article 23. Waiver of Trial By Jury

          The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

     Article 24. Inability To Perform

          This Lease and the obligation of Tenant to pay Fixed Rent and Additional Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed will not be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident, or by any cause whatsoever beyond Landlord’s reasonable control, including laws, governmental preemption in connection with a national emergency or by reason of any Laws or by reason of the conditions of supply and demand which have been or are affected by war or other emergency (“Unavoidable Delays”).

     Article 25. Bills and Notices

          Section 25.1 Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed given if delivered by hand (against a signed receipt), sent by a nationally recognized overnight courier service, or sent by registered or certified mail (return receipt requested) and addressed:

(a) if to Tenant, (i) at Tenant’s address at the Premises, or (ii) at any place where Tenant or any agent or employee or Tenant may be found if mailed subsequent to Tenant’s abandoning or surrendering the Premises, in each case with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attention: Scott I. Schneider, Esq.; or

(b) if to Landlord, as follows: 111 Chelsea LLC, c/o Taconic Investment Partners LLC, 111 Eighth Avenue, New York, New York 10011, Attention: Paul E. Pariser, Principal, with a copy to: Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, Attention: Eric Asmundsson, Esq.

          Section 25.2 Any such bill, statement, consent, notice, demand, request or other communication given as provided in this Article 25 shall be deemed given (i) on the date hand delivered, (ii) three (3) Business Days after the date mailed, or (iii) one (1) Business Day after the date sent by overnight courier service.

     Article 26. Rules and Regulations

          Landlord reserves the right, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect. Tenant and all Tenant Parties shall comply with the Rules and Regulations, as so supplemented or amended. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees; provided, however, that Landlord shall not enforce such Rules and Regulations against Tenant in a discriminatory manner. If there shall be any inconsistencies between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail. Landlord agrees that any modifications to the Rules and Regulations as annexed hereto (as compared to the standard Building Rules and Regulations as of the date hereof) shall be deemed incorporated into this Lease, so that such modified provisions may not be negated by subsequent changes to the Rules and Regulations.

     Article 27. Broker

          Section 27.1 Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than Insignia/ESG, Inc. and Newmark & Company Real Estate, Inc. (collectively, “Broker”) and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith.

          Section 27.2 Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or the above representation being false. The provisions of this Article 27 shall survive the Expiration Date or earlier termination of the Term.

     Article 28. Indemnity

          Section 28.1 Subject to the provisions of Section 11.2, Tenant shall indemnify, defend and hold harmless Landlord and all Landlord Parties from and against any and all claims against any of such parties arising from or in connection with (i) any negligence or tortious conduct of Tenant or any Tenant Party, and (ii) any accident, injury or damage whatsoever caused to any person or the property of any person occurring in, at or upon the Premises, except, in each case, to the extent that any such claim results from the negligence or tortious conduct of Landlord or any other Landlord Party; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses.

          Section 28.2 Subject to the provisions of Section 11.2, Landlord shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against all claims against any of such parties arising from or in connection with (i) any negligence or tortious conduct of Landlord or any Landlord Party, and (ii) any accident, injury or damage whatsoever caused to any person or the property of any person occurring in, at or upon the common or public areas of the Building (specifically excluding the Premises), except, in each case, to the extent that any such claim results from the negligence or tortious conduct of Tenant or any Tenant Party; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses.

          Section 28.3 (a) If any claim that is within the scope of any indemnity set forth in this Lease is asserted against any indemnified party, then the indemnified party shall give prompt notice (each, an “Indemnity Notice”) thereof to the indemnifying party, within a time period so as not to prejudice the indemnifying party’s or its insurer’s ability to defend effectively any action or proceeding brought on such claim, and the indemnifying party shall have the right and obligation to defend and control the defense of any action or proceeding brought on such claim with counsel chosen by the indemnifying party, subject to the approval of the indemnified party (such approval not to be unreasonably withheld) or by the indemnifying party’s insurance company. If the indemnified party fails promptly to give an Indemnity Notice or if the indemnified party shall not afford the indemnifying party the right to defend and control the defense of any such action or proceeding then, in either of such events, the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts. If the indemnifying party shall defend any such action or proceeding, then:

(i) the indemnified party shall cooperate with the indemnifying party (or its insurer) in the defense of any such action or proceeding in such manner as the indemnifying party (or its insurer) may from time to time reasonably request and the indemnifying party shall not be liable for the costs of any separate counsel employed by the indemnified party;

(ii) the indemnifying party shall not be liable for any settlement made without the indemnifying party’s consent;

(iii) if such action or proceeding can be settled by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall have the right to settle such action or proceeding without the indemnified party’s consent and the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts if the indemnified party refuses to agree to such a settlement; and

(iv) if such action or proceeding cannot be settled merely by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall not settle such action or proceeding without the indemnified party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) and if the indemnified party unreasonably withholds, conditions or delays its consent to any such settlement, then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.

          (b) If an indemnifying party shall, in good faith, believe that a claim set forth in an Indemnity Notice is not within the scope of the indemnifying party’s indemnity set forth in this Lease then, pending determination of that question, the indemnifying party shall not be deemed to be in default under this Lease by reason of its failure or refusal to indemnify and hold harmless any indemnified party therefrom or to pay such costs, expenses and liabilities, but if it shall be finally determined by a court of competent jurisdiction or that such claim was within the scope of such indemnifying party’s indemnity set forth in this Lease then such indemnifying party shall be liable for any judgment or reasonable settlement or any reasonable legal fees incurred by the party entitled to indemnity hereunder. The provisions of this Article 28 shall survive the Expiration Date or earlier termination of this Lease.

     Article 29. Temporary Space

          Section 29.1 (a) Landlord hereby grants to Tenant a revocable license of approximately 7,500 Rentable Square Feet of temporary space on the second (2nd) floor of the Building, as shown on the floor plan attached as Exhibit D to this Lease (the “Temporary Space”), for use by Tenant and Tenant’s contractors and subcontractors during the period from the Commencement Date through December 31, 2003 (the “License Period”), without additional charge to Tenant except as provided in Section 29.3. Tenant shall use the Temporary Space as and for construction staging space and storage of construction materials and equipment, subject to applicable Laws, the certificate of occupancy for the Building, and the provisions of this

Lease, and for no other purpose. Landlord shall provide electricity to the Temporary Space for lighting and for construction-related purposes, and Tenant shall pay for such electricity at the rate of $625.00 per month, payable on the first day of each month during the License Period and any period thereafter during which Tenant remains in possession of the Temporary Space.

          (b) Tenant’s contractors, subcontractors and any other persons using the Temporary Space shall not use the passenger elevators during the License Period to travel to and from the Temporary Space and between the Temporary Space and the Premises, and shall only use the freight elevators or the Building staircases for such purposes.

          Section 29.2 Landlord shall have the right at any time during the Term, upon giving Tenant not less than five (5) Business Days prior notice (a “Relocation Notice”), to provide Tenant with licensed space elsewhere in the Building of approximately the same size as the Temporary Space, with reasonable access to the freight elevators serving the Premises (the “Replacement Space”). On or before the fifth (5th) Business Day after the Relocation Notice is given, Tenant shall, at its expense, remove all of the contents of the Temporary Space and relocate it in the Replacement Space. Tenant’s occupancy of the Replacement Space shall be on all of the terms and conditions applicable to the Temporary Space as provided in this Article 29, and from and after such relocation, the Replacement Space shall be deemed to be the Temporary Space as though Landlord and Tenant had entered into an express written amendment of this Lease with respect thereto.

          Section 29.3 The privileges granted Tenant under this Article 29 merely constitute a license and shall not, now or at any time during or after the License Period, be deemed to grant Tenant a leasehold or other real property interest in the Temporary Space or any portion thereof. The license granted to Tenant hereunder shall continue until and automatically terminate and expire on the last day of the License Period, and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. If for any reason Tenant or any Tenant Party fails to vacate and surrender possession of the Temporary Space or any part thereof on or before the expiration of the License Period, then without prejudice and in addition to any other rights and remedies Landlord may have under this Lease or under applicable Laws, Tenant shall pay to Landlord for each month or portion thereof during which Tenant holds over, an amount equal to Thirty-Five Thousand and 00/100 Dollars ($35,000.00) per month.

     Article 30. Landlord’s Contribution

          Section 30.1 (a) Landlord shall contribute Three Million Four Hundred Ninety-Six Thousand and 00/100 Dollars ($3,496,000.00) (“Landlord’s Contribution”) toward the actual cost of the Initial Alterations (including carpeting, wall covering, fixtures, telephone and computer installations, and “soft costs” incurred in connection with such alterations, including architectural and engineering fees, provided that such “soft costs” shall not exceed ten percent (10%) of Landlord’s Contribution); provided, however, that this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing hereunder; provided, further, that if Tenant duly cures such Event of Default prior to the termination of this Lease, Tenant’s entitlement to Landlord’s Contribution shall be reinstated.

          (b) Any cost of the Initial Alterations in excess of Landlord’s Contribution shall be paid by Tenant. Tenant shall not be entitled to receive any portion of Landlord’s Contribution not actually expended by Tenant in the performance of the Initial Alterations, nor shall Tenant have any right to apply any unexpended portion of Landlord’s Contribution as a credit against Fixed Rent, Additional Rent or any other obligation of Tenant hereunder. No part of Landlord’s Contribution may be assigned by Tenant prior to actual payment thereof by Landlord to Tenant.

          Section 30.2 Landlord shall make progress payments to Tenant on a monthly basis, for the work performed during the previous month, less a retainage of 10% of each progress payment (the “Retainage”). Each of Landlord’s progress payments will be limited to an amount equal to (a) the aggregate amounts (reduced by the Retainage) previously paid or then payable by Tenant (as certified by an authorized officer of Tenant and by Tenant’s independent, licensed architect) to Tenant’s contractors, subcontractors and material suppliers for the Initial Alterations (excluding any payments for which Tenant has previously been reimbursed out of previous disbursements from Landlord’s Contribution), multiplied by (b) a fraction, the numerator of which is the amount of Landlord’s Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Alterations, then Landlord’s reasonable estimate thereof) for the performance of all of the Initial Alterations shown on all plans and specifications approved by Landlord. Such progress payments shall be made within thirty (30) days after the delivery to Landlord of requisitions, signed by a financial officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, and (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of a requisition therefor, accompanied by all documentation required under this Section 30.2, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Initial Alterations by all Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Initial Alterations as required pursuant to Section 4.2(e), and (C) the issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Initial Alterations.

     Article 31. Right of First Offer

          Section 31.1 For purposes of this Lease, the following terms shall have the following meanings:

(a) “Available for Leasing” means that at the time in question (i) no party leases or occupies the Expansion Space (or if leased or occupied, such party’s rights are scheduled to expire, and Landlord is prepared to market such space, within twelve (12) months of the time in question), whether pursuant to a written lease or other written agreement, and

(ii)  no party holds any written option or right to lease or occupy the Expansion Space that is superior to Tenant’s rights hereunder, or to renew its lease or rights of occupancy therefor.

          (b) “Expansion Space” means the rentable portions of the tenth (10th) floor of the Building adjacent to the Premises (as they may be expanded from time to time pursuant to this Article 31) and not leased by Tenant from time to time.

          (c) “Substantially Changed Terms” means terms and conditions of any proposed lease of any Expansion Space to a third party, pursuant to which the overall economic benefits (taking into account all elements of transaction, including length of term) to Landlord are reduced by ten percent (10%) or more, as compared to the terms and conditions previously offered to Tenant in an Expansion Notice.

          Section 31.2 (a) If any portion of the Expansion Space becomes Available for Leasing during the Term, Landlord shall deliver notice thereof to Tenant (an “Expansion Notice”), describing the Expansion Space in question and setting forth Landlord’s determination of the then fair market Fixed Rent for the Expansion Space (the “FMV”). Provided that all of the conditions precedent set forth in this Article 31 are fully satisfied by Tenant, Tenant shall have the option (the “Expansion Option”), exercisable by Tenant delivering written notice to Landlord (an “Exercise Notice”) within ten (10) Business Days of the giving by Landlord of the Expansion Notice, to lease the Expansion Space on the terms and conditions set forth in this Article 31, and this Lease shall thereupon be modified as provided in Section 31.4. The Expansion Option may be exercised only with respect to all of the Expansion Space that is the subject of an Expansion Notice. Time shall be of the essence with respect to all periods of time expressly set forth in this Article 31. Following the timely giving of the Expansion Notice, the parties shall, if necessary negotiate in good faith for a period of fifteen (15) days to reach a mutually satisfactory Fixed Rent for the Expansion Space, and if the parties are unable to agree upon Fixed Rent at the end of such fifteen (15) day period, them Tenant shall have the right, by notice to Landlord given within ten (10) days after the end of such fifteen (15) day period, to either (i) rescind its giving of the Expansion Notice, or (ii) refer the dispute to arbitration as provided in Section 31.5.

          (b) If Tenant fails to timely give an Exercise Notice with respect to any Expansion Space, Landlord shall be free to lease such Expansion Space to any other Person, provided that Landlord shall not thereafter enter into a lease of such Expansion Space on terms and conditions that constitute Substantially Changed Terms unless Landlord shall first deliver to Tenant a revised Expansion Notice describing such Substantially Changed Terms. In such event, Tenant shall have the right, exercisable within seven (7) Business Days following Tenant’s receipt of such revised Expansion Notice from Landlord, to deliver to Landlord an Exercise Notice agreeing to enter into a lease of the applicable Expansion Space on such Substantially Changed Terms. Further, if Tenant fails to timely give an Exercise Notice with respect to any Expansion Space, or expressly declines to lease such Expansion Space, and Landlord enters into a lease of such Expansion Space with a third party, then if such Expansion Space shall thereafter become Available for Leasing during the Term of this Lease, then Landlord shall again give Tenant an Expansion Notice as and when such Expansion Space becomes Available for Leasing, on and subject to all of the terms and conditions of this Article 31.

          Section 31.3 Tenant shall have no right to exercise the Expansion Option unless all of the following conditions have been satisfied or waived by Landlord on the date of the Exercise Notice and on the date on which Landlord delivers to Tenant vacant possession of the Expansion Space (the “Expansion Space Commencement Date”):

(i) No Material Default shall have occurred and be continuing under this Lease; and

(ii) Original Tenant (or a permitted assignee, subtenant, successor or transferee pursuant to Sections 14.10 or 14.11, but not any other assignee, subtenant or successor tenant), and its Affiliates shall occupy all of the then-existing Premises Area.

          Section 31.4 Provided that Tenant timely delivers an Exercise Notice, then, subject to Tenant’s right to rescind its giving of the Expansion Notice pursuant to Section 31.2, effective on the Expansion Space Commencement Date, the Expansion Space shall be added to and be deemed to be a part of the Premises for all purposes of this Lease, on the following terms and conditions:

(a) Tenant shall lease the Expansion Space upon all of the terms and conditions of this Lease except for Fixed Rent, which shall be equal to the FMV, as initially determined by Landlord, subject to Tenant’s right to arbitrate such determination of FMV as provided in Section 31.5;

(b) Tenant shall pay Tenant’s Tax Payment with respect to the Expansion Space as provided in Article 7, and the Base Taxes applicable to the Expansion Space shall be the Base Taxes set forth in Section 7.1(c); and

(c) Landlord will deliver the Expansion Space to Tenant in its then “as is” condition, and Landlord shall not be obligated to perform any work or make any payments to Tenant (in the nature of Landlord’s Contribution or otherwise) with respect thereto.

          Section 31.5 If Tenant disputes Landlord’s calculation of the FMV as set forth in the Expansion Space Notice, such dispute shall be submitted to arbitration and shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules. Such arbitrator shall be impartial and shall have not less than ten (10) years’ experience in the New York metropolitan area in a calling related to the leasing of commercial and retail space in buildings comparable to the Building, and the fees of such arbitrator shall be shared equally by Landlord and Tenant.

          (b) Within fifteen (15) days following the appointment of such arbitrator, each party shall attend a hearing before such arbitrator wherein each party shall submit a report setting forth its determination of the FMV, together with such information on comparable rentals, or such other evidence, as such party shall deem relevant. The arbitrator shall, within fifteen (15) days following such hearing and submission of evidence, render his or her decision by selecting the determination of the FMV submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the FMV. The decision of such arbitrator shall be final and binding upon the parties.

          (c) For purposes of the determination of the FMV, whether by estimate of Landlord or by arbitration, Landlord or such arbitrator shall take into account the then current rentals or occupancy fees for the renting of or granting of use or occupancy rights for comparable space in the Building and in comparable buildings in Manhattan for the Permitted Use. The determination of the FMV shall be based on all relevant factors, including the assumptions and criteria stated in this Article 31, specifically including the factors set forth in Section 31.4, and the arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease. After a determination has been made of the FMV, the parties shall execute and deliver to each other an agreement setting forth the Fixed Rent for the Expansion Space as so determined.

          (d) If the final determination of Fixed Rent for the Expansion Space is not made on or before the Expansion Space Commencement Date, then pending such final determination, Tenant shall pay as Fixed Rent for the Expansion Space the amount of Fixed Rent as set forth by Landlord in the Expansion Notice. If, based on the final determination of such Fixed Rent, the payments made by Tenant on account of Fixed Rent were (i) less than Fixed Rent as finally determined, Tenant shall pay to Landlord the amount of such deficiency within thirty (30) days after demand, or (ii) greater than Fixed Rent as finally determined, Landlord shall refund the amount of such excess to Tenant within thirty (30) days after demand.

          Section 31.6 If Landlord shall be prevented from delivering possession of any portion of the Expansion Space to Tenant as provided in this Article 31 for any reason, including the holding over or retention of possession of any tenant or any other occupant, the validity of this Lease shall not be impaired thereby, and Tenant shall take possession of the Expansion Space when, as and if vacant possession of the Expansion Space is delivered to Tenant. In the event of any holding over by any tenant, subtenant or occupant of the Expansion Space beyond the scheduled expiration date of such Person’s lease, sublease or other occupancy agreement, regardless of the reason for such holding over, Landlord will promptly take all commercially reasonable actions to obtain possession of the Expansion Space, including commencing and prosecuting appropriate legal proceedings against any such holdover tenant, subtenant or occupant. The provisions of this Section 31.4 are intended to constitute “an express provision to the contrary” within the meaning of Section 223 a of the New York Real Property Law or any successor law or ordinance, and Tenant hereby waives any right to rescind this Lease with respect to the Expansion Space, except as set forth in the preceding sentence, and further waives the right to recover any damages from Landlord on account of Landlord’s failure to deliver possession of the Expansion Space to Tenant.

     Article 32. Security Deposit

          Section 32.1 Tenant has deposited with Landlord the sum of Four Million Two Hundred Fifty-Six Thousand and 00/100 Dollars ($4,256,000.00) as security for the full and faithful performance of all of the obligations of Tenant under this Lease (all or any part of such amount, the “Security Deposit”), in the form of the Letter of Credit as set forth in Section 32.2. If an Event of Default shall occur under this Lease, Landlord may draw on the Letter of Credit, and may use, apply or retain all or any part of the cash proceeds of the Letter of Credit for the payment of any Fixed or Additional Rent or any other sum in default or for the payment of any other amount that Landlord may spend or become obligated to spend by reason of such Event of Default, or to compensate Landlord for any other loss, cost or damage Landlord may suffer by reason of such Event of Default, to the extent permitted under this Lease and applicable Laws. Tenant shall, within ten (10) days after notice from Landlord, deposit with Landlord cash or a letter of credit in an amount sufficient to restore the Security Deposit to the amount then required pursuant to the terms of this Article 32. Tenant’s obligation to make such payment shall be deemed a requirement that Tenant pay an item of Additional Rent, and Tenant’s failure to do so shall be a breach of this Lease. Landlord shall deposit any cash proceeds of the Letter of Credit in a standard interest-bearing security deposit account in a bank located in New York State. To the extent not prohibited by Law, Landlord shall be entitled to receive and retain as an administrative expense in an amount equal to interest on such proceeds at the rate of one percent (1%) per annum, which fee Landlord shall have the right to withdraw, at any time and from time to time, as Landlord may determine. So long as no Event of Default shall then be continuing, the balance of the interest, if any, shall be paid to Tenant annually, or, at Landlord’s option, credited against the next ensuing installments of Fixed Rent due hereunder, within a reasonable time following the date upon which the depository bank customarily makes interest payments. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on such funds. Tenant shall not assign or encumber any part of the Security Deposit, and no assignment or encumbrance by Tenant of all of any part of the Security Deposit shall be binding upon Landlord, whether made prior to, during, or after the Term. Landlord shall not be required to exhaust its remedies against Tenant or against the Security Deposit before having recourse to any other form of security held by Landlord, and recourse by Landlord to any Security Deposit shall not affect any remedies of Landlord provided in this Lease or available to Landlord under applicable Laws. So long as no Event of Default shall then have occurred and be continuing, the Security Deposit or any balance thereof shall be returned to Tenant within sixty (60) days after the expiration or sooner termination (other than a termination pursuant to Article 16) of the Term and Tenant’s surrender to Landlord of the Premises.

          Section 32.2 Tenant shall deliver the Security Deposit to Landlord in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon any commercial bank, trust company, national banking association or savings and loan association having offices for banking and drawing purposes in the City of New York and which is a member of the New York Clearinghouse Association (the “Issuing Bank”) and which (or the parent company of which) shall have outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation, “Aa” or better by Moody’s Investors Service and “AA” or better by Standard & Poor’s Corporation, and has combined capital, surplus and undivided profits of not less than $500,000,000.00. Landlord hereby approves JPMorgan Chase Bank as a qualified Issuing Bank. The Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Landlord (and substantially as shown on Exhibit E to this Lease), be for the account of Landlord, be in the amount of the Security Deposit then required to be deposited hereunder, and be fully transferable by Landlord to successor owners of the Building without the payment of any fees or charges by any party other than Tenant, provided that if the Letter of Credit is transferred at the request of Landlord more than once in any seven (7) year period, the transfer fees for each additional transfer shall be paid by Landlord. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term, unless the Issuing Bank sends notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than thirty (30) days prior to the then expiration date of the Letter of Credit that the Issuing Bank elects not to have such Letter of Credit renewed. Additionally, the Letter of Credit shall provide that Landlord shall have the right, exercisable at any time after Landlord’s receipt of the Non-Renewal Notice, by sight draft on the Issuing Bank, to receive the monies represented by the existing Letter of Credit and to hold such proceeds pursuant to the terms of this Article 32 as a cash security deposit pending the replacement Letter of Credit. If an Event of Default shall have occurred and be continuing under any provision of this Lease, including the provisions relating to the payment of Fixed Rent and Additional Rent, Landlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuing Bank and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds as provided in this Section 32.2. Any portion of the cash proceeds of the Letter of Credit not so used or applied by Landlord in satisfaction of the obligations of Tenant as to which such Event of Default shall have occurred shall be deposited by Landlord and retained as a cash security deposit as provided in Section 32.1. If Landlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Tenant shall, within ten (10) days after written demand, deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit required pursuant to Section 32.1 on hand at all times during the Term. So long as no Event of Default shall then have occurred and be continuing, the Letter of Credit shall be returned to Tenant within sixty (60) days after the Expiration Date and after delivery of possession of the Premises to Landlord. In the event of a sale or lease of Landlord’s interest in the Premises, within thirty (30) days of notice of such sale or leasing, Tenant, at Tenant’s expense, shall arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord, or have the Letter of Credit reissued in the name of the new landlord, and Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit; provided, however, that if the Letter of Credit is reissued, Landlord shall return the original Letter of Credit issued in Landlord’s name to Tenant.

          Section 32.3 Notwithstanding anything set forth in this Article 32 to the contrary, and provided that no Material Default shall have occurred during the immediately preceding twenty-four (24) month period, then after notice from Tenant to Landlord (a “Reduction Notice”) given not less than thirty (30) days prior to each of the following dates (the “Reduction Dates”), the Security Deposit shall be reduced, on each Reduction Date, to the following amounts:

Reduction Date	Security Deposit

January 1, 2011	$3,192,000.00
July 1, 2013	$2,128,000.00

          Section 32.3 No failure by Tenant to give Landlord a Reduction Notice prior to any Reduction Date shall operate to waive or discharge Landlord’s obligation to so reduce the Security Deposit, but such Reduction Date shall be deemed delayed until fifteen (15) days after Tenant shall give the Reduction Notice with respect to such Reduction Date. Further, if a

Material Default shall have occurred within the twenty-four (24) month period immediately preceding a Reduction Date, such Reduction Date, and Tenant’s rights to the applicable reduction in the Security Deposit, shall be deferred until such time as there shall have been no Material Default for a continuous period of twenty-four (24) months, at which time (if ever), Tenant shall then be entitled to give the applicable Reduction Notice. If for any reason Landlord is holding the Security Deposit in cash on any Reduction Date, and not in the form of a Letter of Credit pursuant to Section 32.2, Landlord shall refund to Tenant the amount by which the Security Deposit is reduced pursuant hereto within fifteen (15) days after each the later to occur of the applicable Reduction Date or the giving of the applicable Reduction Notice. If Landlord is holding the Security Deposit in the form of the Letter of Credit, then, provided that Tenant tenders to Landlord a replacement Letter of Credit or an amendment thereof on or about each Reduction Date in the appropriately reduced amount of the Security Deposit, Landlord shall exchange the Letter of Credit then held by Landlord for the Letter of Credit tendered by Tenant.

     Article 33. Termination Option

          Tenant shall have a one-time right to terminate this Lease (the “Termination Option”), by notice to Landlord (the “Early Termination Notice”) given no earlier than June 1, 2011 and no later than July 31, 2012, which termination shall, subject to the provisions of this Article 33, be effective on June 30, 2013 (the “Termination Date”), provided that (i) this Lease shall be in full force and effect and no Material Default shall have occurred and be continuing on the date of Tenant’s giving of the Early Termination Notice and on the Termination Date, and (b) together with the Early Termination Notice, Tenant shall pay to Landlord the sum of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) (the “Termination Payment”). Time shall be of the essence as to the giving of the Early Termination Notice by Tenant, and if Tenant fails to timely give the Early Termination Notice, Tenant shall have no further rights under this Article 33 to exercise the Early Termination Option or otherwise to terminate this Lease prior to the Expiration Date. In the event that Tenant shall timely give the Termination Notice and shall otherwise comply with the conditions set forth in this Article 33 to the exercise of the Termination Option, including the making of the Termination Payment, this Lease and the Term shall expire and come to an end on the Termination Date with the same effect as if such date were the Expiration Date, and Tenant shall remain liable to pay all Fixed Rent and Additional Rent due and payable, and to perform any and all other obligations of Tenant accruing under this Lease on or prior to the Termination Date. On the Termination Date termination, Tenant shall vacate and deliver possession of the Premises to Landlord as provided in Article 20.

     Article 34. Miscellaneous

          Section 34.1 (a) The obligations of Landlord under this Lease accruing after a sale, conveyance or transfer of the Real Property shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and the transferee of Landlord’s interest in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease. Prior to any such sale, conveyance, assignment or transfer, the liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property (including rents, insurance, sale and condemnation proceeds prior to their distribution or application by Landlord) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Exculpated Parties (defined below) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

          (b) Notwithstanding anything set forth in this Lease to the contrary, Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and no partner, member, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Landlord (collectively, the “Landlord Exculpated Parties”) shall be personally liable for the performance of Landlord’s obligations under this Lease. Tenant shall not seek any damages against any of the Landlord Exculpated Parties. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

          (c) Notwithstanding anything set forth in this Lease to the contrary, Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder and no partner, member, shareholder, director, officer, principal, employee or agent, directly or indirectly, of Tenant (collectively, the “Tenant Exculpated Parties”) shall be personally liable for the performance of Tenant’s obligations under this Lease. Landlord shall not seek any damages against any of the Tenant Exculpated Parties. In no event shall Tenant be liable for, and Landlord, on behalf of itself and all Landlord Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

          Section 34.2 Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment; provided, however, if Landlord is determined to have acted unreasonably, Landlord shall reimburse Tenant for all of its costs and expenses and legal fees with respect to any action commenced against Landlord.

          Section 34.3 (a) Landlord will, at the request of Tenant, maintain listings on the directory in the Building lobby of the names of Tenant and any officers or employees of Tenant, for so long as Landlord maintains a Building lobby directory, provided that the number of listings shall be in the same proportion to the capacity of the Building directory as the Premises Area bears to the Rentable Square Foot area of the Building. Tenant shall deliver to Landlord, on or prior to the Commencement Date, a list of all names to be included in the directory. Tenant may deliver revised listings to Landlord, but in no event shall Landlord be obligated to revise the Building directory more often than once a month. There shall be no charge to Tenant for its initial listings on the Building directory, but Tenant shall pay $35.00 for each revised listing requested by Tenant.

          (b) Tenant shall have the right to install identifying signage in the tenth (10th) floor passenger elevator lobby on the Eighth Avenue side of the Building, of dimensions, materials, design and appearance subject to Landlord’s written approval, which shall not be unreasonably withheld.

          Section 34.4 (a) This Lease may not be changed, modified, terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought.

          (b) This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements executed in and to be performed wholly within the State.

          (c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

          (d) If at the commencement of, or at any time or times during the Term, the Fixed Rent and Additional Rent reserved in this Lease shall not be fully collectible by reason of any Law, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (i) Fixed Rent and Additional Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (ii) Tenant shall pay to Landlord, if legally permissible, an amount equal to (A) the items of Fixed Rent and Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (B) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

          (e) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

          Section 34.5 Except as expressly provided to the contrary in this Lease, Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of New York or the Federal courts sitting in New York City; and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant hereby irrevocably appoints the Secretary of the State of New York as its authorized agent upon which process may be served in any such action or proceeding.

          Section 34.6 Tenant hereby irrevocably waives, with respect to itself and its property, any diplomatic or sovereign immunity of any kind or nature, and any immunity from the jurisdiction of any court or from any legal process, to which Tenant may be entitled, and agrees not to assert any claims of any such immunities in any action brought by Landlord under or in connection with this Lease. Tenant acknowledges that the making of such waivers, and Landlord’s reliance on the enforceability thereof, is a material inducement to Landlord to enter into this Lease.

          In Witness Whereof, Landlord and Tenant have respectively executed this Lease as of the day and year first above written.

Landlord:	111 Chelsea LLC,

	By:	Taconic Chelsea Holdings LLC, managing member

By: Taconic SL Principals LLC, managing member

By:	/s/ Paul Pariser

Paul E. Pariser, Principal

Tenant:	DoubleClick Inc.

	By:	/s/ Bruce Dalziel

Name: Bruce Dalziel
Title: Chief Financial Officer

Tenant’s Federal Tax Identification Number:  13-3870996